UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Cimarex Energy Co.

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1700 Lincoln Street, Suite 3700

Denver, CO  80203-4537

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m. Mountain Daylight Time on Thursday, May 14, 2015

PLACE	Hershner Room 1700 Lincoln Street Denver, Colorado 80203

ITEMS OF BUSINESS	Item 1. Election of Directors

Item 2. Advisory Vote to Approve Executive Compensation

Item 3. Ratification of Independent Auditors

Item 4. Shareholder Proposal on “Proxy Access”

Transact any other business that properly comes before the Meeting and any adjournment or postponement of the Meeting

RECORD DATE	March 18, 2015

MAILING DATE TO SHAREHOLDERS	April 2, 2015

MATERIALS TO REVIEW	This booklet contains our Notice of 2015 Annual Meeting and Proxy Statement. Our 2014 Annual Report is available on our website at www.cimarex.com.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting.  You can vote your shares by following the internet or telephone instructions on page 9 of this proxy statement or you may attend and vote in person at the Annual Meeting.  If you received a paper copy of the proxy card, you also may vote by completing and mailing the proxy card in the postage-paid envelope provided for your convenience.  You may revoke your proxy at any time before the vote is taken by following the instructions on page 11 of this proxy statement.

Francis B. Barron
April 2, 2015	Corporate Secretary

VOTING INFORMATION

WE WANT TO HEAR FROM YOU – VOTE TODAY

It is important that you vote.  Please carefully review the proxy materials for the 2015 Annual Meeting of Shareholders and follow the instructions below to cast your vote on all of the voting matters.

Voting Matters and Board Recommendations

Our Board’s Recommendation

Election of Directors (page 13)	FOR each Director Nominee
Advisory Vote to Approve Executive Compensation (page 52)	FOR
Ratification of Independent Auditors (page 53)	FOR
Shareholder Proposal on “Proxy Access” (page 54)	AGAINST

Advance Voting Methods

Even if you plan to attend the 2015 Annual Meeting of Shareholders in person, please vote right away using one of the following advance voting methods (see page 9 for additional details).  Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

You can vote in advance in one of three ways:

Visit the website listed on your proxy card/voting instruction form to vote VIA THE INTERNET
Call the telephone number on your proxy card/voting instruction form to vote BY TELEPHONE
Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote BY MAIL

Voting at our 2015 Annual Meeting of Shareholders

All shareholders of record may vote in person at the 2015 Annual Meeting of Shareholders, which will be held on Thursday, May 14, 2015 at 9:00 a.m., Mountain Daylight Time, at the Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203.  Beneficial owners may vote in person at the Meeting if they have a legal proxy, as described in the response to question 14 on page 12 of “Questions and Answers about the Meeting and Voting.”

Proxy Statement Summary

Director Nominees (page 13)

You are being asked to vote on the following two Director Nominees.  Directors are elected by a majority of votes cast.  Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 13.

NAME	AGE	DIRECTOR SINCE	POSITION	INDEPENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Joseph R. Albi	56	2011	Executive Vice President—Operations, Chief Operating Officer, Cimarex Energy Co.	No				0
Michael J. Sullivan	75	2002	Senior Attorney, Lewis Roca Rothgerber LLP	Yes	X		X	1

Continuing Directors (page 15)

The following are Cimarex’s continuing Directors.  Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 15.

NAME	AGE	DIRECTOR SINCE	TERM EXPIRES	POSITION	INDEPENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Hans Helmerich	56	2002	2016	Chairman and former CEO, Helmerich & Payne	Yes		X	X	3
David A. Hentschel	81	2002	2017	Retired, former Chairman and CEO, Occidental Oil and Gas Corporation	Yes		X	X	0
Thomas E. Jorden	57	2011	2017	Chairman, CEO and President, Cimarex Energy Co.	No				0
Harold R. Logan, Jr.	70	2009	2016	Chairman, Suburban Propane Partners L.P.	Yes	X		X	3
Floyd R. Price	66	2012	2017	Retired, former executive officer, Apache Corp.	Yes	X		X	1
Monroe W. Robertson	65	2005	2016	Retired, Former President and Chief Operating Officer of Key Production Co.	Yes	X		X	0
L. Paul Teague	80	2002	2017	Retired, former Vice President, Texaco USA	Yes		X	X	0

Retiring Director (page 18)

The following Director’s term expires at the 2015 Annual Meeting of Shareholders.  He has informed the Company that he will not stand for re-election.

NAME	AGE	DIRECTOR SINCE	TERM EXPIRES	POSITION	INDEPENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Jerry Box	76	2005	2015	Retired, former Chairman, Newpark Resources, Inc.	Yes		X	X	0

AC	Audit Committee
C/G	Compensation and Governance Committee
NOM	Nominating Committee

Governance Highlights (page 20)

Cimarex is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors, fosters management accountability, and helps build public trust in Cimarex.  Highlights include:

•                  8 of 10 Independent Directors

•                  Independent Lead Director

•                  Majority Voting Director resignation policy

•                  Active Shareholder engagement

•                  Clawback Policy

•                  Non-Hedging and Non-Pledging Policies

•                  Director and Management Stock Ownership Guidelines

•                  No tax gross-ups

2014 Executive Compensation (page 29)

Below is the 2014 compensation for each Named Executive Officer (“NEO”) as determined under the Securities and Exchange Commission (“SEC”) rules.  See the notes accompanying the 2014 Summary Compensation Table on page 44 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	All Other Comp.	Total

Thomas E. Jorden Chairman, Chief Executive Officer and President	$845,048	$—	$7,143,522	$—	$740,138	$56,776	$8,785,484

Paul Korus Senior Vice President, Chief Financial Officer	$480,169	$—	$2,952,396	$—	$413,236	$43,695	$3,889,496

Joseph R. Albi	$552,462	$—	$3,473,436	$—	$477,360	$54,187	$4,557,445
Executive Vice President—Operations, Chief Operating Officer

Stephen P. Bell Executive Vice President—Business Development	$453,822	$—	$2,952,396	$—	$397,481	$45,358	$3,849,057

John A. Lambuth	$398,149	$—	$3,299,756	$—	$352,856	$643,695	$4,694,456
Vice President—Exploration

A Significant Portion of our CEO’s 2014 Compensation is At Risk

The accompanying graph illustrates our CEO’s 2014 at-risk compensation.  A significant portion of reported compensation is an incentive for future performance and realized only if Cimarex meets certain performance measures.

How CEO Pay is Tied to Cimarex’s Performance (page 37)

Our compensation programs are designed to align performance incentives with the long-term interests of our shareholders.  The programs also provide competitive total compensation opportunities that retain, and attract when needed, executive talent and link compensation earned to achievement of short and long-term financial and strategic objectives.  Our Compensation and Governance Committee considers performance in two primary ways:

•                  Cimarex’s operating performance; and

•                  Return to shareholders over time, both on an absolute basis and relative to other companies in the S&P Oil & Gas Exploration & Production Index and our compensation peer group (see page 40).

2014 Financial and Operating Highlights

•                  Generated a record of $2.4 billion of revenue.

•                  Realized net income of $507.2 million, or $5.78 per diluted share.

•                  Generated $1.6 billion of cash flow from operating activities.

•                  Invested $1.9 billion in exploration and development.

•                  Grew production 25 percent to a record 869 MMcfe/d.

•                  Increased proved reserves 25 percent to 3.1 Tcfe, 23 percent of which are oil.

•                  Added 814 Bcfe of proved reserves from extensions and discoveries replacing 257 percent of production.

•                  Continued to delineate and expand our Mid-Continent acreage position.

•                  Ended 2014 with debt-to-total capitalization of 25 percent.

•                  Strengthened financial position through sale of $446 million of non-core properties and issuance of $750 million of 4.375% senior notes.

Return to Shareholders

Cimarex has consistently returned value to its shareholders.  The following chart shows how a December 31, 2009 investment of $100 in Cimarex common stock would have grown to $205.90 on December 31, 2014, which includes dividends reinvested quarterly for those who wish to considering Total Shareholder Return when evaluating executive compensation.  The chart also compares the Total Shareholder Return on Cimarex common stock to the same investment in the S&P 500 Index, the Dow Jones US Exploration & Production Index, and the S&P Oil & Gas Exploration & Production index over the same time period.

	12/2009	12/2010	12/2011	12/2012	12/2013	12/2014
Cimarex Energy Co.	$100.00	$167.87	$117.94	$110.80	$202.75	$205.90
S&P 500	$100.00	$115.06	$117.49	$136.30	$180.44	$205.14
Dow Jones US Exploration & Production	$100.00	$116.74	$111.85	$118.36	$156.05	$139.24
S&P Oil & Gas Exploration & Production	$100.00	$109.28	$102.25	$105.98	$135.11	$120.81

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

PROXY STATEMENT

We are furnishing you this proxy statement to solicit proxies to be voted at the 2015 Annual Meeting of Shareholders of Cimarex Energy Co. (“Cimarex” or the “Company”).  The Meeting will take place on May 14, 2015 at 9:00 a.m. Mountain Daylight Time at the Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203.  The proxies also may be voted at any adjournments or postponements of the Meeting.

The mailing address of our principal office is 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.  We are first furnishing the proxy materials to shareholders on April 2, 2015.

All properly executed written proxies and proxies submitted by telephone or internet delivered pursuant to this solicitation will be voted at the Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Meeting.

Only owners of record of shares of Cimarex common stock (“Common Stock”) as of the close of business on March 18, 2015, the record date, are entitled to notice of and to vote at the Meeting or at any adjournments or postponements of the Meeting.  Each owner of Common Stock on the record date is entitled to one vote for each share of Common Stock held.  On March 18, 2015, there were 87,665,460 shares of Common Stock issued and outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2015.

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.allianceproxy.com/cimarex2015.

QUESTIONS AND ANSWERS

PROXY MATERIALS AND VOTING INFORMATION

1.      Why did I receive these proxy materials?

We are providing these materials in connection with the solicitation by the Board of Directors of Cimarex Energy Co., a Delaware corporation, of proxies to be voted at our 2015 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting.  The Meeting will take place on May 14, 2015, beginning at 9:00 a.m. Mountain Daylight Time, at the Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203.

2.                       What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cimarex’s registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder of record with respect to these shares.  If your shares are held in a brokerage account or bank, broker or other nominee, you are considered the beneficial owner of these shares.

3.      What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record in certificate form and in book-entry form.

If you are a Cimarex employee, you will receive a proxy or voting instruction card for all the shares you hold in the Cimarex 401(k) Plan.  Your proxy card will serve as a voting instruction card for the Plan trustee.  If you do not specify your voting instructions on the proxy card, the Plan trustee will vote your shares in the same proportion as it votes shares for which it did receive timely instructions.  To allow sufficient time for voting by the trustee, your voting instructions must be received no later than 11:59 p.m. Eastern Daylight Time on May 11, 2015.

4.      What different methods can I use to vote?

By Written Proxy.  All shareholders of record can vote by written proxy card.  If you are a shareholder of record and receive a notice regarding the availability of proxy materials, you may request a written proxy card by following the instructions included in the notice.  If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other nominee.

By Telephone or Internet.  All shareholders of record can vote by calling the toll-free telephone number on the proxy card.  Please have your proxy card when you call.  Voice prompts will direct you on how to vote your shares and will confirm your voting instructions have been recorded properly.

Shareholders also may vote on the internet by accessing the website noted on the proxy card.  Please have your proxy card when you go to the website.  As with telephone voting, you can confirm your voting instructions have been recorded properly.

Beneficial owners may vote by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will include the instructions with the proxy materials.

5.                       What are my voting choices for each of the proposals to be voted on at the 2015 Annual Meeting of Shareholders and what are the voting standards?

Proposal	Voting Choices and Board Recommendation	Voting Standard
Item 1. Election of Two Class I Directors

•      vote in favor of all nominees;

•      vote in favor of specific nominees;

•      vote against all nominees;

•      vote against specific nominees;

•      abstain from voting with respect to all nominees; or

•      abstain from voting with respect to specific nominees.

The Board recommends a vote FOR each of the nominees.

Majority of votes cast

Item 2. Advisory Vote to Approve Executive Compensation

•      vote in favor of the advisory proposal;

•      vote against the advisory proposal; or

•      abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory proposal to approve executive compensation.

Majority of shares present and entitled to vote

Item 3. Ratification of the Appointment of KPMG LLP as Independent Auditors	• vote in favor of the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.	Majority of shares present and entitled to vote

Item 4. Shareholder Proposal on “Proxy Access”	• vote in favor of the proposal; • vote against the proposal; or • abstain from voting on the proposal. The Board recommends a vote AGAINST the proposal.	Majority of shares present and entitled to vote

6.      What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.  If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered to vote.

Non-Discretionary Items.  The election of Directors, the advisory vote to approve executive compensation, and the shareholder proposal on “proxy access”  are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of KPMG LLP as Independent Auditors is a discretionary item.  Generally banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on the proposal in their discretion.

7.      How are abstentions and broker non-votes counted?

Item 1. Election of Two Class I Directors.  If you abstain from voting in the election of Directors, you have not cast a vote and the abstention will not be counted in determining the outcome of the election.  Broker non-votes are not considered a vote cast under our Bylaws and will have no effect on the outcome of the election of Directors.

Item 2. Advisory Vote to Approve Executive Compensation.  If you abstain from voting on the advisory vote to approve executive compensation, you are considered present and entitled to vote, and your shares are considered in the calculation of whether Item 2 received the affirmative vote of a majority of shares present and entitled to vote.  The effect of an abstention is a vote against Item 2.  Broker non-votes are not considered in the calculation of a majority of shares present and entitled to vote.

Item 3. Ratification of Appointment of KPMG as Independent Auditors.  If you abstain from voting on the ratification of KPMG LLP as Cimarex’s Independent Auditors, you are considered present and entitled to vote, and your shares are considered in the calculation of whether Item 3 received the affirmative vote of a majority of shares present and entitled to vote.  The effect of an abstention is a vote against Item 3.  Because Item 3 is a routine matter on which a broker has discretionary authority, no broker non-votes likely will result from this Item.

Item 4.  Shareholder Proposal on “Proxy Access.”  If you abstain from voting on the shareholder proposal on “proxy access,” you are considered present and entitled to vote, and your shares are considered in the majority of shares present and entitled to vote.  The effect of an abstention is a vote against Item 4.  Broker non-votes are not considered in the calculation of a majority of shares present and entitled to vote.

8.      What can I do if I change my mind after I vote my shares?

You may revoke your proxy prior to the completion of voting by:

•                  Giving written notice to Cimarex’s Corporate Secretary;

•                  Delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the internet in a timely manner; or

•                  Voting by ballot at the Annual Meeting.

9.                       Can I access the proxy materials on the internet?  How can I sign up for the electronic proxy delivery service?

We are distributing our proxy materials to certain shareholders via the internet under the “notice and access” approach permitted by the SEC.  On or about April 2, 2015, we will mail to certain of our shareholders a notice of internet availability of proxy materials with instructions explaining how to access our proxy statement and annual report and how to vote online.  If you receive a notice of internet availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them by following the instructions for requesting such materials included in the notice of internet availability.

Even if you do not participate in “notice and access,” the Notice of Annual Meeting and proxy statement are available on the internet at http://www.allianceproxy.com/cimarex/2015.

10.              Who counts the votes?

Alliance Advisors LLC, our proxy solicitor, will tabulate the votes and act as inspector of election.

11.              When will Cimarex announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Shareholders.  Cimarex will report the final results in a Current Report on Form 8-K filed with the SEC.

12.              How are proxies solicited, and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies.  We hired Alliance Advisors LLC to assist with the solicitation of proxies for an estimated fee of $9,500 plus expenses.  We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock.

Our Directors, officers and employees also may solicit proxies by mail, telephone and personal contact.  They will not receive any additional compensation for these activities.

13.              What is householding?

As permitted by the Securities Exchange Act of 1934 (the “1934 Act”), as amended, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless the shareholders have notified Cimarex of their desire to receive multiple copies of the proxy statement.  This is known as “householding.”

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed.  Direct requests for additional copies for the current year or future years to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 and facsimile (720) 403-9383.

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, by phone at (888) 509-5580 or by mail at 17 Battery Place South, 8th Floor, New York, NY 10004, to request a single copy be mailed in the future.

Beneficial owners should contact their broker or bank.

14.              How can I vote at the Meeting if I am a beneficial owner?

If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy, bring the legal proxy with you to the Meeting and hand it in with a signed ballot that will be provided to you at the Meeting.  You will not be able to vote your shares at the Meeting without a legal proxy.  If you do not have a legal proxy, you can still attend the Meeting.  We encourage you to vote your shares in advance, even if you intend to attend the Meeting.  Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Meeting and vote in person or legally appoint another proxy to vote on your behalf.

COMPANY DOCUMENTS, COMMUNICATIONS AND SHAREHOLDER PROPOSALS

15.              How can I view copies of Cimarex’s corporate documents and SEC filings?

Our Corporate Governance Guidelines, Board Committee Charters, Code of Business Conduct and Code of Ethics and SEC filings are posted on our website at www.cimarex.com.  Upon request, we will promptly deliver (free of charge) a copy of the Form 10- K to any shareholder.  Direct such requests to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 and facsimile (720) 403-9383.

16.              How can I communicate with Cimarex’s Directors?

Communications can be addressed to our Directors by mail in care of our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, telephone (303) 295-3995 or facsimile (720) 403-9383.  All communications will be forwarded to our Lead Director.  The Lead Director may take any action deemed appropriate or necessary, including, without limitation, forwarding the information to the Board for consideration or, with the concurrence of the Board, retaining independent or outside counsel, accountants or other advisors to address the concern.

17.              How do I submit a proposal for action at the 2016 Annual Meeting of Shareholders?

A proposal to be acted upon at the 2016 Annual Meeting of Shareholders will be acted upon only:

•                  If the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the 1934 Act, the proposal is received by our Corporate Secretary on or before December 4, 2015, and the proposal meets the requirements of the applicable rules of the SEC and the requirements of our bylaws.

•                  If the proposal is not to be included in the proxy statement, pursuant to our bylaws, the proposal is submitted in writing to our Corporate Secretary no earlier than January 15, 2016 and no later than February 15, 2016, and such proposal is, under Delaware General Corporation Law, an appropriate subject for shareholder action.

ELECTION OF DIRECTORS (ITEM 1)

Election Process

Our current Board consists of ten Directors, which is the maximum number of Directors permitted by our Certificate of Incorporation.  The Board is divided into three classes, Class I, Class II and Class III Directors.  At each Annual Meeting a Class of Directors is elected for a term expiring at the Annual Meeting in the third year following the year of election.  Each Director holds office until his successor is elected and qualifies.

The terms of the three Class I Directors, Joseph R. Albi, Jerry Box and Michael J. Sullivan, will expire at the 2015 Annual Meeting.  The Nominating Committee, at its February 2015 meeting, nominated Messrs. Albi and Sullivan for re-election as Class I Directors, with a term expiring at the 2018 Annual Meeting.  Mr. Box informed the Nominating Committee that he will not stand for re-election.  Upon the completion of Mr. Box’s term following the May 14, 2015 Annual Meeting of Shareholders, the size of the Board will be reduced to nine Directors.  The Nominating Committee has engaged a search firm with expertise with oil and gas exploration and development companies, Preng & Associates, to assist in identifying Director candidates.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a Director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by our Board or its Nominating Committee.  As of the mailing of these proxy materials, the Board knows of no reason why any Director nominee would not be available to serve as a Director.

A nominee is elected if the votes cast for his election exceed the votes cast against his election.  Pursuant to our majority voting policy, each nominated Director has tendered an irrevocable resignation that is effective upon his failure to receive the required vote and the Board’s acceptance of such resignation.  If a nominee fails to receive more favorable votes than votes cast against him, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the Director’s resignation.  The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept the Director’s resignation.  The Director whose resignation is under consideration must abstain from participating in any decision regarding his or her resignation.  The Board will publicly disclose its decision regarding acceptance of his or her resignation within 90 days after the results of the election are certified.  If the resignation is not accepted, the Director will continue to serve as a Director until his or her successor is elected and qualified.  If the Board accepts the resignation, then the Board may fill the vacancy in accordance with the Bylaws or may decrease the size of the Board in compliance with the Certificate of Incorporation.

Director Nominations

The Nominating Committee is responsible for identifying and evaluating nominees for Director and for recommending to the Board a slate of nominees for election at each Annual Meeting.  Nominees may be suggested by Directors, members of management, shareholders or, in some cases, by a third-party firm.  The Nominating Committee has engaged Preng & Associates, a search firm with expertise with oil and gas exploration and production companies, to assist in identifying director candidates.  In 2014, Preng & Associates also conducted an evaluation of the Board’s and individual Director’s skill sets.

The Committee will consider nominees recommended by shareholders.  The Committee did not receive nominations for the 2015 Annual Meeting from any shareholder prior to the deadline for shareholder nominations.  Shareholders who wish to nominate persons for election as Directors at the 2016 Annual Meeting must submit a timely written notice complying with Cimarex’s Bylaws to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203-4537, facsimile (720) 403-9383.  To be timely, the shareholder’s written notice must be received between January 15, 2016 and February 15, 2016.

Director Qualifications

In its assessment of each potential candidate, the Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Cimarex’s business or related industries and such other factors that the Committee determines are pertinent in light of the needs of the Board.  The Committee also considers the ability of a nominee to devote the time and effort necessary to fulfill his or her responsibilities to Cimarex.  Our Nominating Committee Charter specifically includes diversity of gender and ethnic background in the list of desirable attributes sought in our Board composition.

Although all the current Directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies.  This diversity and depth of experience benefits our Board in executing its duty of oversight and guidance.

2015 Nominees for Class I Directors

Upon the recommendation of the Nominating Committee, the Board has nominated Joseph R. Albi and Michael J. Sullivan for election as Class I Directors to serve until the Annual Meeting of Shareholders to be held in 2018.  The Board has determined that nominee Mr. Sullivan is independent under the New York Stock Exchange (“NYSE”) corporate governance rules.  Mr. Albi is not independent because he is an officer of Cimarex.  Each of the Director nominees currently serves on the Board.  We have no reason to believe that either of the nominees will be unable or unwilling to serve if elected.

The Board believes that the combination of the various qualifications, skills and experiences of the 2015 Director nominees will contribute to an effective and well-functioning Board.  The Board also believes that, individually and as a whole, the Director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Cimarex.

Included in each Director nominee’s biography is an assessment of the specific qualifications, attributes, skills and experience of such nominee based on the qualifications described above.

The Board of Directors recommends a vote FOR the election of each of the Director nominees.

JOSEPH R. ALBI, 56

Position, Principal Occupation and Business Experience

Mr. Albi was named Chief Operating Officer in September 2011.  He has served Cimarex in various capacities since September 2002, including Executive Vice President-Operations from 2005 to 2011, Senior Vice President-Corporate Engineering from 2003 to 2005 and Vice President-Engineering from 2002 to 2003.

Key Attributes, Experience and Skills

Mr. Albi has over 35 years of experience in the oil and gas industry.  His extensive understanding of the management of oil and gas production and drilling operations, business development, environmental and safety management and oil and gas marketing provide the Board with considerable insight about the operations of Cimarex.

MICHAEL J. SULLIVAN, 75

Position, Principal Occupation and Business Experience

Mr. Sullivan has been a senior attorney, partner or special counsel for the Arizona-based law firm, Lewis Roca Rothgerber LLP, since 2001, and the managing attorney of the Casper office of that firm.  Mr. Sullivan practiced law as a partner with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998.

Mr. Sullivan is a director and member of the compensation and governance committees of First Interstate BancSystem, located in Billings, Montana and a director and member of the compensation and governance and audit committees of Sletten Construction, Inc., located in Great Falls, Montana (a non-public company).  From 2001 to May 2009 he served as a director and during his tenure as a member of the audit, corporate social responsibility committee and governance committee of Allied Irish Bank Group, located in Dublin, Ireland.  From 2003 to 2011, he served as a director of the Kerry Group Plc, a global food and food ingredients producer headquartered in Tralee, the county town of County Kerry, Ireland.

Key Attributes, Experience and Skills

Mr. Sullivan brings a wealth of experience and a diverse background to our Board.  In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and Ambassador to Ireland (1998-2001), and 39 years’ experience practicing law in the areas of natural resources, mediation and business.  As Governor, he was involved in the process of reviewing and administering Wyoming’s budget.  This experience is particularly relevant to his service on the Audit Committee.  Mr. Sullivan’s education, legal experience, particularly in mediation and litigation, and his domestic and international service all provide a background that is beneficial in addressing the issues coming before the Cimarex Board.

Continuing Directors – Class II – Term Expires 2016

HANS HELMERICH, 56

Position, Principal Occupation and Business Experience

Mr. Helmerich has served as Chairman of Helmerich & Payne, Inc. (“H&P”) since March 2012 and a director since 1987.  H&P is a publicly held company primarily engaged in contract drilling services for oil and gas exploration and production companies.  H&P uses drilling rigs it designs and builds and is one of the major land and offshore platform drilling companies in the world.  After joining H&P in 1981, Mr. Helmerich served as CEO from 1989 to March 2014 and as President from 1989 to March 2012.  H&P’s exploration and production business was merged into Cimarex in 2002.

Mr. Helmerich serves as a director of Atwood Oceanics, Inc., located in Houston, Texas, an international offshore drilling company traded on the NYSE, and as a Trustee of The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin.

Key Attributes, Experience and Skills

Mr. Helmerich’s background with the drilling sector of the oil and gas business provides the Board with insight into an aspect of Cimarex’s business that represents a significant expenditure in Cimarex’s capital budget.  His over 25 years of executive experience provide a strong background for his service on Cimarex’s Board and on the Compensation and Governance Committee.  In addition, his service as a director of Atwood Oceanics and as a Trustee of The Northwestern Mutual Life Insurance Company provide him with additional experience and knowledge to serve as a Director.

HAROLD R. LOGAN, JR., 70

Position, Principal Occupation and Business Experience

Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and has served as a director of that company since 1996.  In February 2015, he began serving as Lead Director of InfraREIT, Inc., a publicly held real estate investment trust that owns utility assets (electric transmission lines) in Texas.  In addition, he has been a director of Graphic Packaging Holding Co. and predecessor companies since 2003.  Mr. Logan also is a director of two private companies – Hart Energy Publishing (publisher of Oil and Gas Investor and other energy publications) and Basic Materials and Services LLC (privately held company that invests in companies providing specialized services for the pipeline construction and sand/silica industries.)

Mr. Logan was a co-founder of TransMontaigne in Denver, Colorado in 1995 and Chief Financial Officer, Executive Vice President, Treasurer, and a director through 2002.  He served as a director of TransMontaigne and chairman of its Finance Committee from 2002 to 2006.  From 1987 to 1994, he was Senior Vice President/Finance, Chief Financial Officer, and a director of Associated Natural Gas Corporation.  Prior to that, Mr. Logan was an investment banker with Dillon Read & Co. Inc. and Rothschild, Inc.

Since 1998, Mr. Logan has been a director of ten public companies and has served on audit, compensation, and governance committees.

Key Attributes, Experience and Skills

Mr. Logan has over 40 years of business experience.  His education, and his investment banking/venture capital and financial management experience provide him with a comprehensive understanding of business and finance.  Mr. Logan’s expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and is of particular benefit in his role as Lead Director and as a member of Cimarex’s Audit Committee.

MONROE W. ROBERTSON, 65

Position, Principal Occupation and Business Experience

Mr. Robertson is currently a private investor.  Mr. Robertson retired from Key Production Company, Inc. (a company acquired by Cimarex in 2002) after serving ten years with the company.  While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer.  Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corp., Gulf Oil Corporation and Terra Resources.

Mr. Robertson was a director of Earthstone Energy, Inc. (formerly named Basic Earth Science System) from 2007 to 2014.  During his service as a director of Earthstone, he was chair of the Audit Committee and a member of the Compensation and Nominating Committee.

Key Attributes, Experience and Skills

Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of the Audit Committee.

Continuing Directors – Class III – Term Expires 2017

DAVID A. HENTSCHEL, age 81

Position, Principal Occupation and Business Experience

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation, a subsidiary of Occidental Petroleum, from 1986 to 1993 and from 1997 to 1999, when he retired.  He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd., now known as Nexen, from 1995 to 1997.  He was in charge of the worldwide exploration and production operations for Cities Service and Occidental Oil and Gas Corporation for the last 20 years of his 40-year career.

Mr. Hentschel was a director of Occidental Petroleum from 1987 to 1993 and of Canadian Occidental or Nexen from 1985 to 2009.  During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees.  He was also a director of the Bank of Oklahoma from 1984 to 1995.

Key Attributes, Experience and Skills

Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board.  Mr. Hentschel’s extensive leadership background and his service on Nexen’s audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.

THOMAS E. JORDEN, 57

Position, Principal Occupation and Business Experience

Mr. Jorden is the Chairman of the Board, Chief Executive Officer and President of Cimarex.  He has served Cimarex in various capacities since September 2002.  He was elected CEO in September 2011, from 2003 to 2011 served as Executive Vice President-Exploration and from 2002 to 2003 as Vice President-Exploration.  Mr. Jorden also serves on the Board of Trustees of the Colorado School of Mines and other private boards.

Key Attributes, Experience and Skills

Mr. Jorden brings to the Board over 30 years of experience in the oil and gas exploration and production industry, and as our Chief Executive Officer, a deep understanding of our business, operations and long-term strategic issues and goals.  Mr. Jorden holds undergraduate and graduate degrees in geophysics and has headed the company’s exploration program since the company’s inception.  His service on the Board creates an important link between management and the Board.

FLOYD R. PRICE, 66

Position, Principal Occupation and Business Experience

Mr. Price, a former executive officer of Apache Corp., held various positions with Apache Corp. from 1991 through 2009, including Executive Vice President and Corporate Exploration Officer; President, Apache Canada; President, Apache International; and Exploration Manager.  Apache Corp., with headquarters in Houston, Texas, is an oil and gas exploration and production company with domestic and international operations.  Mr. Price serves as Chairman of the Board and as a member of the audit and compensation/governance committees of Tamarack Valley Energy Ltd., Calgary, Alberta, Canada, a publicly held company traded on the TSX Venture Exchange. Tamarack is involved in the identification, evaluation and operation of resource plays in the Western Canadian sedimentary basin.   From June 2010 to January 2013, Mr. Price served as a director, Chairman of the Board and member of the compensation and governance committee of Gastar Exploration, Inc., a publicly held company located in Houston, Texas.  Gastar is engaged in the exploration, development and production of natural gas, natural gas liquids, oil and condensate in the United States and is traded on the NYSE.

Key Attributes, Experience and Skills

Mr. Price has over 40 years of experience in the exploration and production business.  Mr. Price has considerable domestic and international experience in the oil and gas industry, and has held leadership positions with a large public oil and gas company.  His experience during the past three years serving as a director of public and private companies also provides him with invaluable Board skills and experience.  Mr. Price brings extensive oil and gas exploration, operations, management and financial experience to Cimarex’s Audit Committee.

L. PAUL TEAGUE, 80

Position, Principal Occupation and Business Experience

Mr. Teague served 35 years with Texaco Inc.  He retired in 1994 as Vice President, Western Exploration & Producing Region of Texaco USA in Denver, Colorado.  Mr. Teague held various positions with Texaco USA, including Vice President-Producing in Houston; Vice President of the New Orleans Producing Division; Division Manager, New Orleans; and General Superintendent of the Offshore Division in New Orleans.

Key Attributes, Experience and Skills

Mr. Teague holds a degree in Petroleum Engineering from Louisiana Tech University and is a graduate of the University of Southern California Executive Program.  He has several industry affiliations, including the former Chairman of the API Executive Committee on Drilling and Production Practices, former President of the Colorado Petroleum Association, a 50-year Legion of Honor Member of the Society of Petroleum Engineers and a member of the Rocky Mountain Oil & Gas Hall of Fame.  He brings his executive experience with a major oil and gas company to bear on corporate governance and executive compensation issues in his role as Chairman of our Compensation and Governance Committee.

Retiring Director – Class I – Term Expires 2015

JERRY BOX, 76

Position, Principal Occupation and Business Experience

Mr. Box was Chairman of Magnum Hunter Resources, Inc. from October 2004 to June 2005, and a director of Magnum Hunter from March 1999 to June 2005.  He retired in June 2005 at the time of Cimarex’s acquisition of Magnum Hunter.  Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999.  He previously held a number of managerial and executive positions with Oryx Energy and its predecessor company, Sun Oil Company.  Mr. Box served as a non-management director and Chairman of the Board of Newpark Resources, Inc. of The Woodlands, Texas, an oilfield services company traded on the NYSE from 2003 to May 2014.  Mr. Box will not be standing for reelection, and his term as a Director of Cimarex will expire at the completion of the May 2015 Annual Meeting of Shareholders.

Key Attributes, Experience and Skills

Mr. Box holds undergraduate and graduate degrees in geology.  He has served for several years in an executive capacity with public and private oil and gas companies.  Mr. Box has served on numerous oil and gas committees and task forces and as a President and Treasurer of the Dallas Petroleum Club.  His extensive experience as an executive for companies in the energy business makes his service on the Compensation and Governance Committee particularly valuable.

DIRECTOR COMPENSATION

Our Compensation and Governance Committee administers our Director compensation program.  Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue.  We use the same group of companies in reviewing Director compensation as we use in reviewing executive base salary and total direct compensation.  See Competitive Positioning, Section 2, Compensation Discussion and Analysis for a list of, and the methodology followed in selecting, these companies.  The Committee uses its independent compensation consultant, Longnecker & Associates, to review Director compensation.  The Committee, after reviewing the consultant’s recommendations with the CEO and Vice President of Human Resources, recommends Director compensation for Board consideration and approval at the Board meeting held following each year’s Annual Meeting of Shareholders.  Payment of Director compensation occurs on June 1 of each year.

Through May 14, 2014, compensation for non-employee Directors consisted of the following:

•                  Annual cash retainer of $65,000;

•                  Annual equity retainer of $180,000, comprised of restricted stock that vests in one-third increments on each anniversary of the date of grant;

•                  Committee Chairman fee of $20,000;

•                  Lead Director (who also acts as Nominating Committee Chairman) fee of $20,000;

•                  Board meeting attendance fee of $1,800 per meeting; and

•                  Committee meeting attendance fee of $1,500 per meeting.

At the May 15, 2014 meeting, the Committee’s independent consultant advised that Director compensation was below the 50th percentile of director compensation paid by comparable public oil and gas companies.  On May 15, 2014, the Board, on the recommendation of the Compensation and Governance Committee and in consultation with the Committee’s independent compensation consultant, based on a study of peers and market trends, made the following changes to the compensation program for non-employee Directors:

•                  Increased the annual cash retainer to $75,000; and

•                  Increased the annual Lead Director fee to $40,000 (the Lead Director also serves as Nominating Committee Chairman).

The other non-employee Director compensation did not change.

Independent Director 2014 Compensation

NAME	FEES PAID IN CASH[1]	STOCK AWARDS[2]	TOTAL

Jerry Box	$89,966	$180,000	$269,966
Hans Helmerich	$89,966	$180,000	$269,966
David Hentschel	$89,966	$180,000	$269,966
Harold Logan	$126,300	$180,000	$306,300
Floyd Price	$94,466	$180,000	$274,466
Monroe Robertson	$114,466	$180,000	$294,466
Michael Sullivan	$92,666	$180,000	$272,666
L. Paul Teague	$109,966	$180,000	$289,966

(1)            Represents fees earned for services as a Director during 2014, including the annual cash retainer fee, Board and Committee meeting attendance fees, Committee Chairman fee and Lead Director fee.

(2)            Represents the aggregate grant date fair value computed as the market value (average of the high and low trading prices) of the 1,394 shares of restricted stock as of the June 1, 2014 grant date.

The following table discloses as of December 31, 2014 the aggregate number of outstanding unvested stock awards and the market value of those awards.  (Market value uses a $105.685 share price, which is based on the average of the high and low trading prices on December 31, 2014.)  The Directors have the right to vote and receive dividends on unvested stock awards.  There were no outstanding vested but unexercised option awards as of that date.

Independent Director	Unvested Stock Awards	Market Value

Jerry Box	4,111	$434,471
Hans Helmerich	4,111	$434,471
David Hentschel	4,111	$434,471
Harold Logan	4,111	$434,471
Floyd Price	3,540	$374,125
Monroe Robertson	4,111	$434,471
Michael Sullivan	4,111	$434,471
L. Paul Teague	4,111	$434,471

Our Corporate Governance Guidelines require that each independent Director own Cimarex stock in an amount equal to three times his annual cash retainer.  A newly elected Director has three years from the date of his or her initial election to comply with the Guidelines.  Restricted stock, restricted stock units and deferred compensation units are counted in calculating ownership; shares subject to options are not counted.  Each of the independent Directors complies with these guidelines.

CORPORATE GOVERNANCE

Cimarex’s website (www.cimarex.com) includes materials that are helpful in understanding our corporate governance practices:

•	Corporate Governance Guidelines	•	Code of Business Conduct and Ethics
•	Code of Ethics for CEO, CFO and Chief Accounting Officer	•	Stock Ownership Guidelines
•	Complaint and Reporting Procedures	•	Background and Experience of our Board of Directors
•	Committee Charters	•	Background and Experience of Executive Management

We believe good corporate governance promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust.  Copies of corporate governance materials may be requested from our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 3700, Denver, Colorado 80203.

A summary of key governance matters are noted in the table below:

Size of Board	10	Code of Business Conduct and Ethics	Yes

Number of independent Directors	8	Corporate Governance Guidelines	Yes

Majority voting for Directors resignation policy	Yes	Disclosure Committee for financial reporting	Yes

Classified Board	Yes	Board and Audit Committee risk oversight	Yes

Separate Chairman and CEO	No	Compensation risk assessment	Yes

Independent Lead Director	Yes	Review of related party transactions	Yes

Diverse Board skills and experience	Yes	Non-Hedging and non-pledging policies	Yes

Annual Board and Committee self-evaluations	Yes	Clawback policy	Yes

Consultant review of Board skills	Yes	Management and Director stock ownership guidelines	Yes

Annual equity grants to Directors	Yes	Tax gross-ups	No

Annual Board education	Yes

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by facsimile (720) 403-9383.  All communications will be forwarded to the Lead Director for the Lead Director’s review.  The Lead Director may take any action the Lead Director deems appropriate or necessary, including, without limitation, forwarding the information to the Board for consideration or, with the concurrence of the Board, retaining independent or outside counsel, accountants or other advisors to address the concern.

BOARD AND COMMITTEE INFORMATION

Our Board

During 2014, the Board of Directors met six times.  The Board has three Committees:  the Audit Committee, the Compensation and Governance Committee, and the Nominating Committee.  During 2014, each Director attended greater than 75% of the meetings of the Board and the Board Committees on which he served.  All Board members are expected to attend the Annual Meeting.  All of our Directors attended our 2014 Annual Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION	INDEPENDENT	OTHER PUBLIC BOARDS

Joseph R. Albi	56	2011	Executive Vice President—Operations, Chief Operating Officer, Cimarex	No	0

Jerry Box	76	2005	Retired, Chairman, Newpark Resources	Yes	0

Hans Helmerich	56	2002	Chairman and former CEO, H&P	Yes	3

David A. Hentschel	81	2002	Retired, Former Chairman, CEO Occidental Oil & Gas Corporation	Yes	0

Thomas E. Jorden	57	2011	Chairman, CEO and President, Cimarex	No	0

Harold R. Logan, Jr.	70	2009	Chairman, Suburban Propane Partners, L.P.	Yes	3

Floyd R. Price	66	2012	Retired, Former Executive Vice President, Apache Corp.	Yes	1

Monroe W. Robertson	65	2005	Retired, Former President and Chief Operating Officer of Key Production Co.	Yes	0

Michael J. Sullivan	75	2002	Senior Attorney, Lucas Roca Rothgerber LLC	Yes	1

L. Paul Teague	80	2002	Retired, Former Regional Vice President, Texaco USA	Yes	0

Board Leadership Structure

Cimarex has a combined Chairman of the Board and CEO.  Cimarex also has a Lead Director who is chosen annually from our independent Directors.  Following is a summary of the functions of the Chairman of the Board/CEO and the Lead Director, as provided in our Lead Director Charter:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Preside over Board meetings.	Preside at all Board meetings at which the Chairman of the Board is not present.

Call special meetings of the Board.	Solicit agenda items from non-management Directors, review Board meeting agenda and materials, and provide input to the Chairman of the Board.

Approve agenda for Board meetings.	Authority to call meetings of non-management Directors and, as appropriate, set the agenda.

Preside over shareholder meetings.	Preside at all meetings of non-management Directors and at all executive sessions of non-management Directors.

Facilitate and participate in formal and informal communications with and among Directors.	Act as Chairman of the Nominating Committee. Liaison between the Chairman and Directors and facilitate communication among full Board. Review interested party communications directed to Board and take appropriate action. Retain outside advisors and consultants who report directly to the Board on Board-wide issues.

The Board believes that the roles of a combined Chairman/CEO and an independent Lead Director having the duties described above serve the interests of our shareholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

Thomas Jorden was elected Chief Executive Officer on September 30, 2011 and Chairman of the Board on August 14, 2012.  He has served as an executive officer of Cimarex since its formation in 2002.  He has considerable knowledge and experience gained through his executive positions with Cimarex and prior industry experience.  This knowledge and experience allow him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our Board structure is designed to avoid any undue influence by the Chairman of the Board/CEO on the Board.  The Compensation and Governance Committee is comprised entirely of independent Directors.  When the Board acts on the Compensation and Governance Committee’s recommendation for compensation of the Chairman/CEO, it acts without him being present.

The substantial experience and background of our independent Directors ensure their active and knowledgeable involvement in Board matters.  This involvement, and the presence and involvement of our Lead Director, provide the Board with a strong and independent point of view.

Board Committees

The table below provides 2014 membership and meeting information for each of the Board Committees:

NAME	AUDIT	COMP/GOV	NOMINATING
Jerry Box		X	X
Hans Helmerich		X	X
David Hentschel		X	X
Harold Logan	X		X
Floyd Price	X		X
Monroe Robertson	X		X
Michael Sullivan	X		X
L. Paul Teague		X	X

2014 Meetings Held	8	4	3

Audit Committee

The Audit Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating the Audit Committee’s responsibilities.  A copy of the Audit Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Audit Committee performs the following functions:

•                  Appoints independent auditors;

•                  Approves the nature and scope of services of independent auditors and reviews range of fees for such services;

•                  Assists the Board in monitoring the performance of the internal audit function;

•                  Reviews qualifications and independence of auditors;

•                  Reviews and discusses with independent auditors (i) the auditors’ responsibilities and management’s responsibilities in the audit process, (ii) overall audit strategy, (iii) scope and timing of annual audit, and (iv) any significant risks identified during auditors’ risk assessment procedures;

•                  Assists the Board in monitoring the integrity of financial statements;

•                  Monitors compliance with legal and regulatory requirements; and

•                  Reviews and reports to Board on corporate and financial risk processes.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent as defined by the rules of the SEC and the NYSE.  The Board also has determined that each of Messrs. Logan, Price and Robertson is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation and Governance Committee

The Compensation and Governance Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating the Committee’s responsibilities.  A copy of the Compensation and Governance Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Compensation and Governance Committee performs the following functions:

Compensation Functions

•                  Recommends CEO and executive officer cash compensation for approval by the Board;

•                  Recommends Director compensation for approval by the Board;

•                  Reviews and recommends to the Board that the Compensation Discussion and Analysis be included in our proxy statement;

•                  Determines amount and terms of equity awards;

•                  Reviews and approves long-term incentive plans;

•                  Reviews relationship of compensation to risk; and

•                  Approves the nature and scope of services of independent compensation consultants.

Governance Functions

•                  Oversees corporate governance;

•                  Develops plans for managerial succession; and

•                  Oversees annual Board and Committee evaluations.

Compensation and Governance Committee Interlocks and Insider Participation.  Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002.  Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of H&P for the purpose of facilitating a spinoff by H&P of its oil and gas exploration and production business.  Cimarex became a publicly traded company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Nominating Committee

The Nominating Committee is comprised of all of the independent Directors and is governed by a Board-approved Charter stating its responsibilities.  A copy of the Nominating Committee Charter is available on our website at www.cimarex.com.  Under its Charter, the Nominating Committee’s responsibilities include the following:

•                  Determine desired Board skills and attributes;

•                  Recommend candidates to serve on the Board and to stand for election at annual meeting of shareholders or to fill a vacancy occurring between meetings;

•                  Consider shareholder nominees for election to the Board; and

•                  Recommend Committee appointments.

Director Independence and Related Person Transactions

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards.  We comply with the criteria for independence established by the NYSE listing requirements and other governing laws and regulations.

Each year the Compensation and Governance Committee reviews the independence of our Directors and any related person transactions.  On the basis of this review, the Committee delivers a report to the Board of Directors, and the Board makes independence determinations based on the Committee’s report.

As a result of this review, the Board has determined that Jerry Box, Hans Helmerich, David Hentschel, Harold Logan, Floyd Price, Monroe Robertson, Michael Sullivan and L. Paul Teague, representing eight of our ten Directors, are independent of Cimarex and its management.  Thomas Jorden and Joseph Albi are not independent because of their employment as CEO and COO of Cimarex, respectively.

In making these determinations, the Board considered that in the ordinary course of business, relationships and transactions may occur between Cimarex and entities with which some of our Directors are or have been affiliated.  As a result of the Committee’s review, certain relationships and transactions are not considered to be material transactions that would impair a Director’s independence, including the following:

•                  The Director is an employee of another company that does business with Cimarex, and our annual sales to or purchases from the other company amount to less than 2% of the annual revenues of the other company and that such sales to or purchases from the other company are part of our ordinary course of business and conducted in the same manner as we obtain services from other companies that provide similar services; or

•                  The Director is a director (but not an employee) of another company that does business with Cimarex.

Hans Helmerich is the Chairman of the Board, and until March 5, 2014 was the CEO, of H&P, a company with which Cimarex engages in ordinary course of business transactions.  During H&P’s fiscal year ended September 30, 2014, Cimarex paid H&P $17.1 million for drilling services in arms’ length transactions and as part of our ordinary course of business and in the same manner as we obtain services from other companies that provide similar services.  The aggregate amount of the payment represented 0.46% of H&P’s revenue during that period. The Committee reviewed these transactions and concluded that (i) the transactions are proper and not material when compared to both Cimarex’s total drilling costs and H&P’s total revenues; (ii) the transactions occur in the ordinary course of business and at arms’ length; (iii) the Board does not review or approve drilling service contracts or arrangements; and (iv) Mr. Helmerich’s relationship with H&P does not interfere with his independent judgment as a Director of Cimarex.

Risk Oversight

The Board has overall responsibility for risk oversight.  In carrying out its responsibility, the Board has requested that the Audit Committee discuss with management and report to the Board with respect to:

•                  Processes Cimarex follows to mitigate corporate risks;

•                  Guidelines and processes pertaining to financial risk assessment;

•                  Steps management takes to measure, monitor and control such financial risk exposures; and

•                  Management’s conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

In addition, at each of its four meetings held during the year, management provides the Board with an overview of Cimarex’s operations, financial results and other aspects of its business.  Significant strategic considerations, such as material acquisitions or mergers are brought to the Board for deliberation and, as appropriate, decisions.

The Audit Committee, at its December 10, 2014 meeting, reviewed, discussed and, at the Board meeting that day, reported to the Board about corporate, operational and financial risks and Cimarex’s processes for mitigation of these risks.

Compensation Risk Oversight

In February 2015, the Compensation and Governance Committee performed a thorough review of the possible connection between incentives and excessive risk taking.  The Committee’s review covered Cimarex’s compensation policies and practices covering executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking by employees.  The Committee’s analysis included a review and discussion of the following:

•                  The metrics for determining awards;

•                  Plan participants;

•                  How the pools and individual awards are determined;

•                  The maximum individual award potential (maximum individual incentive to take risk);

•                  The maximum possible cost if awards were paid at maximum levels (maximum cost exposure);

•                  The decision-making and approval process; and

•                  The systemic limitations on the ability to take excessive risks in order to influence compensation.

The Committee determined that the risks from Cimarex’s compensation policies and practices for Cimarex employees are not reasonably likely to have a material adverse effect on Cimarex.

Executive Sessions

The independent Directors meet in executive session at each regularly scheduled Board meeting.  The Lead Director presides over executive sessions.  During 2014, four executive sessions were held, and all of the independent Directors attended each session.  These sessions allow independent Directors to review the CEO’s performance and compensation, to discuss issues of importance to Cimarex, including the business and affairs of Cimarex, as well as matters concerning management, without any member of management present.

Shareholder Engagement

Cimarex’s relationships with its shareholders are an important part of our corporate governance profile, and we recognize the value of taking their views into account.  Engagement with shareholders helps us understand the larger context and impact of our operations, learn about expectations for our performance, assess emerging issues that may affect our business or other aspects of our operations, and shape corporate and governance policies.

Consistent with our commitment to seek and respond to shareholder input on corporate governance topics, we have considered and discussed with investors a wide variety of matters, including our executive compensation program and disclosures and have previously made changes in these areas.

STOCK OWNERSHIP

DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 18, 2015, the number of shares of common stock “beneficially owned,” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the NEOs, the Directors, and all executive officers and Directors, as a group:

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

Named Executive Officers
Thomas E. Jorden, CEO (also Director)	315,995		<1%
Paul Korus, CFO	149,305		<1%
Joseph R. Albi, COO (also Director)	167,829		<1%
Stephen P. Bell, EVP	127,785		<1%
John A. Lambuth, VP	110,651		<1%

Directors
Jerry Box	6,960		<1%
Hans Helmerich	479,135	(2)	<1%
David A. Hentschel	31,149		<1%
Harold R. Logan, Jr.	9,870		<1%
Floyd R. Price	6,262		<1%
Monroe W. Robertson	14,166		<1%
Michael J. Sullivan	17,128		<1%
L. Paul Teague	54,614	(3)	<1%

All executive officers and Directors as a group (17 persons)	1,777,748	(2)(3)	2%

(1)                 Includes restricted stock (including shares that are subject to performance-based vesting and time-based vesting more than 60 days after March 18, 2015), direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan.  Does not include deferred compensation units held by one Director.  For all executive officers and directors as a group, includes 999 shares of common stock that could be purchased upon the exercise of stock options that have vested or will vest within the 60-day period following March 18, 2015.

(2)                 Includes 11,450 shares owned by Mr. Helmerich’s wife. Mr. Helmerich disclaims beneficial ownership of the shares held by his wife. Also includes 45,330 shares owned by 1993 Hans Helmerich Trust, of which Mr. Helmerich is the trustee, 1,062 shares owned by Family Trust, of which Mr. Helmerich is the co-trustee, 7,865 shares owned by Family Trust, of which Mr. Helmerich is the trustee, 48,500 shares owned by The Helmerich Trust, of which Mr. Helmerich is the co-trustee, and 350,000 shares held by the Peggy Helmerich QTIP Trust, of which Mr. Helmerich is the trustee.

(3)                 Includes 9,065 shares owned by Mr. Teague’s wife. Mr. Teague disclaims beneficial ownership of the shares held by his wife.

Beneficial Ownership of More than Five Percent

Each of the following shareholders beneficially owns five percent or more of our outstanding shares of common stock.  The following table provides information regarding their stock ownership and is based on their filings with the SEC.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class

BlackRock Inc. 55 East 52nd Street New York, NY 10022	5,461,341	0	6,121,571	0	6,121,571	7.0%

FMR LLC 245 Summer Street Boston, MA 02210	91,056	0	6,275,324	0	6,275,324	7.19%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	148,553	0	6,750,430	141,654	6,892,084	7.89%

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

Executive Summary of Compensation Discussion & Analysis (“CD&A”)

2014 BUSINESS AND FINANCIAL PERFORMANCE OVERVIEW

•                  Generated a record of $2.4 billion of revenue.

•                  Realized net income of $507.2 million, or $5.78 per diluted share.

•                  Generated $1.6 billion of cash flow from operating activities.

•                  Invested $1.9 billion in exploration and development.

•                  Grew production 25 percent to a record 869 MMcfe/d.

•                  Increased proved reserves 25 percent to 3.1 Tcfe, 23 percent of which are oil.

•                  Added 814 Bcfe of proved reserves from extensions and discoveries replacing 257 percent of production.

•                  Continued to delineate and expand our Mid-Continent acreage position.

•                  Ended 2014 with debt-to-total capitalization of 25 percent.

•                  Strengthened financial position through sale of $446 million of non-core properties and issuance of $750 million of 4.375% senior notes.

2014 EXECUTIVE COMPENSATION

	2014 Salary	2014 Annual Cash Incentive Award	2014 Long- Term Incentive Grant Value	Total	% of Total Compensation at Risk
Thomas E. Jorden, CEO	$870,750	$740,138	$7,143,522	$8,754,410	90%
Paul Korus, CFO	$486,160	$413,236	$2,952,396	$3,851,792	87%
Joseph R. Albi, COO	$561,600	$477,360	$3,473,436	$4,512,396	88%
Stephen P. Bell, EVP	$467,625	$397,481	$2,952,396	$3,817,502	88%
John A. Lambuth, VP	$415,125	$352,856	$3,299,756	$4,067,737	90%

ELEMENTS AND MIX OF EXECUTIVE COMPENSATION

Cimarex’s executive compensation program directly links a substantial portion of executive compensation to Cimarex’s performance through annual and long-term incentives.  The mix of the pay elements for the CEO and other NEOs for fiscal 2014 is shown below.  This information is based on the Summary Compensation Table data and highlights the substantial portion of compensation that is at risk and will be realized only if performance criteria are met.  Of the CEO’s total disclosed 2014 compensation, 90% is at risk and is linked to Cimarex’s future performance and 82% of his 2014 disclosed compensation is service-based and performance-based long-term equity incentive compensation.  The average compensation mix for the other NEOs is 88% at risk compensation and 78% service-based and performance-based long-term equity incentive compensation.

Pay Elements	Pay Element Rationale
Base Salary	Retain and attract, when needed, talented executives
Annual Cash Incentive	Encourage short term operational/financial performance
Long-Term Equity Incentive	Encourage retention and above average stock price performance

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes Cimarex’s executive compensation program for 2014.  We use this program to retain and attract (when appropriate) the executives who lead our business.  This CD&A explains how the Compensation and Governance Committee (the Committee) of the Board of Directors made 2014 compensation decisions for our executives, including the following NEOs.

•                  Thomas E. Jorden, Chairman of the Board, CEO and President

•                  Paul Korus, Senior Vice President, CFO

•                  Joseph R. Albi, Executive Vice President—Operations, COO

•                  Stephen P. Bell, Executive Vice President—Business Development

•                  John A. Lambuth, Vice President—Exploration

This CD&A is divided into two sections:

Section 1 discusses 2014 and early 2015 actions related to 2014 executive compensation.

Section 2 discusses our compensation framework, post-employment compensation, retirement benefits, perquisites and other compensation policies.

SECTION 1

Summary of 2014 and Early 2015 Compensation Decisions

TOPIC	ACTION	RATIONALE

Base Salary Review	Increased CEO’s base salary from $810,000 to $870,750.	CEO’s base salary was below the 50th percentile of Cimarex’s peers.

	Increased EVP—Business Development’s base salary by 7.5%	A larger than 4% market increase was recommended due to his extensive service and the value delivered to Cimarex in developing business.

Increased VP—Exploration’s base salary by 10.7%

A larger than 4% market increase was recommended due to his combined exploration and operational level of responsibilities are greater than the responsibilities of individuals at peer companies with similar titles.

	Increased remaining NEOs’ base salaries by 3-4%	Maintain alignment of the NEOs with the market.

Annual Short-Term Incentive Plan	Authorized annual cash short-term awards to the CEO and other NEOs of 85% of year-end base salary (target of 100% of base salary for all NEOs).	Annual cash awards were based on the achievement of financial and strategic objectives. See Key Compensation Actions for 2014 in Section 1, Compensation Discussion and Analysis.

TOPIC	ACTION	RATIONALE

Long-Term Equity Incentives

Authorized long-term equity awards to NEOs (including the CEO) with an aggregate grant date fair value of $19,821,506.  The number of shares that may be earned pursuant to these awards is determined by Cimarex’s relative stock price performance.  The awards vest three years from the date of grant and are subject to a continuous service requirement.  A minimum of 50% of the shares granted and a maximum of 100% of the shares granted may be earned at the end of the three-year period, with 100% being earned if Cimarex’s relative stock price is in the top five of the 18 companies in the stock performance peer group.

Given Cimarex’s reduced emphasis on cash and other forms of compensation that is not “at-risk,” the range for 2014 long-term equity awards recommended by the compensation consultant represented a total value between the 75th and 90th percentiles when compared to 2013 awards made by peer companies (which was the latest public information available).  The Committee approved awards at approximately the 90th percentile when compared to peer company 2013 awards.  The Committee considered Cimarex’s total shareholder return for the past one and three years, NEO total direct compensation compared to peer companies, Cimarex’s strong 2014 financial and operational performance, and the compensation consultant’s recommended range of grant date fair value.  The actual value of the shares upon vesting in December 2017 will be based on Cimarex’s performance as reflected in the relative stock price compared to the other companies in the stock performance peer group and Cimarex’s stock price at that time.

Director Compensation	Increased annual cash retainer from $65,000 to $75,000 and the annual Lead Director fee from $20,000 to $40,000.

Based on a market review of director compensation at peer group companies, the compensation consultant advised that Cimarex Director compensation was below the 50th percentile.  The Lead Director’s annual fee was increased to better align the fee with the position’s increased and significant level of responsibilities.

See Key 2014 Compensation Actions below for more detail.

Response to 2015 Say-on-Pay Vote and Shareholder Engagement

At the 2014 Annual Meeting of Shareholders, 96% of the votes cast were in favor of the advisory vote to approve executive compensation.  In addition to the advisory vote, as part of our regular shareholder engagement, we consider and discuss with shareholders a number of matters throughout the year, including executive compensation and governance.  The Committee carefully considers any feedback and routinely reviews executive compensation practices and governance.

The Committee considered the results of the advisory vote and the discussions with shareholders to convey our shareholders’ support of the Committee’s compensation decisions in 2013 and early 2014 and shareholders’ overall satisfaction with Cimarex’s executive compensation programs.  Consistent with this support, the Committee retained the core design of our executive compensation programs for the remainder of 2014, as it believes the programs continue to retain, attract, when appropriate, and appropriately incent senior management.

Key 2014 Compensation Actions

The following discusses the Committee’s key 2014 compensation decisions, which are reflected in the 2014 Summary Compensation Table below.  These decisions were made with the advice of the Committee’s independent consultant, Longnecker & Associates.  (See Section 2 of Compensation Discussion and Analysis for additional discussion regarding the role of the Committee’s compensation consultant.)

CEO Compensation

•                  Effective June 1, 2014, Mr. Jorden’s base salary was increased from $810,000 to $870,750.  Prior to the increase, Mr. Jorden’s base salary was below the 50th percentile of CEOs of our peer companies, and the Committee, with the concurrence of its independent consultant, increased his base salary to near the 50th percentile.

•                  Mr. Jorden’s 2014 annual cash incentive award was $740,138, or 85% of his year-end base salary.

•                  His annual long-term incentive equity award value at the date of grant (December 10, 2014) was $7,143,522.

These adjustments were reviewed in detail by the Committee and its independent consultant.  The Committee considered several factors, including input from its independent consultant and salary data from peer companies.  In 2014, approximately 90% of Mr. Jorden’s compensation as disclosed in the Summary Compensation Table was at risk.

Other NEO Compensation

The Committee also made compensation decisions for the other NEOs comprised of base salary adjustments, 2014 annual cash incentive awards made in February 2015, and long-term equity awards made in December 2014.  These adjustments were based upon the recommendations of the CEO, evaluation by the Committee, the advice of the Committee’s independent consultant, salary data from peer and comparator groups, internal pay relationships based on relative duties and responsibilities, the executive’s impact on Cimarex’s results, and for retention purposes.  Based upon these considerations, the Committee made the following 2014 NEO compensation decisions:

	2014 Salary	2014 Annual Cash Incentive Award	2014 Long- Term Incentive Equity Grant Date Fair Value	Total	% of Total Compensation that is At Risk
Paul Korus, CFO	$486,160	$413,236	$2,952,396	$3,851,792	87%
Joseph R. Albi, COO	$561,600	$477,360	$3,473,436	$4,512,396	88%
Stephen P. Bell, EVP	$467,625	$397,481	$2,952,396	$3,817,502	88%
John A. Lambuth, VP	$415,125	$352,856	$3,299,756	$4,067,737	90%

Base Salary Determination

We provide competitive base salaries to retain and attract, when appropriate, talented executives and to provide a fixed base of cash compensation.  We compare each NEO’s base salary with the base salary paid for a similar executive position by companies in our Compensation Peer Group.  See Competitive Positioning later in this CD&A for a list of the companies in the Compensation Peer Group.  The Committee then may adjust base salaries based on a number of factors, including job responsibilities, management experience, individual contributions, number of years in position and current salary.

In May 2014, the Committee’s independent compensation consultant reviewed the NEOs’ base salaries compared to market and recommended an annual increase of 3.5% to 4% to maintain market alignment.  The consultant also advised that the CEO’s base salary was below market and recommended an increase in the CEO’s base salary to at least the 50th percentile of the Compensation Peer Group.  Based on a recommendation by Mr. Jorden, the Committee also recognized the Executive Vice President—Business Development for the extensive service he has provided Cimarex and the value he delivers to Cimarex in developing business, and the Vice President—Exploration because his combined exploration and operational responsibilities are greater than the responsibilities of individuals at peer companies with similar titles.  The Committee considered the recommendations of the consultant and took into consideration the recommendation by Mr. Jorden.  The Committee recommended, and the Board approved, the following base salary increases effective June 1, 2014:

Name	Title	5/31/2014 Base Salary	After 6/1/2014 Base Salary	Percent Increase
Thomas E. Jorden	Chairman of the Board, CEO and President	$810,000	$870,750	7.5%
Joseph R. Albi	Executive Vice President—Operations, COO	$540,000	$561,600	4%
Stephen P. Bell	Executive Vice President—Business Development	$435,000	$467,625	7.5%
Paul Korus	Senior Vice President, CFO	$472,000	$486,160	3%
John A. Lambuth	Vice President—Exploration	$375,000	$415,125	10.7%

Annual Cash Incentive Awards

In February 2015, the Committee met to deliberate and determine NEO (including the CEO) annual cash incentive awards for 2014 services.  The individual target for the CEO and each other NEO is 100% of his base salary.  There is no minimum award and an individual’s maximum award is 200% of his base salary.

In December 2013, the Committee adopted 2014 strategic and tactical goals and objectives to be measured in 2015.  The following represents the level of achievement of the 2014 strategic and tactical goals and objectives:

2014 Strategic and Tactical Goals and Objectives	Achievement
Achieve threshold or greater economic return on invested capital	Good. Exceeded threshold for after tax return on invested capital based on internal measurements which consider only discounted future cash flows from proved developed reserves.

Increase production compared to previous year (absolute and on a debt-adjusted basis)	Excellent. Increased absolute production by 25% and debt adjusted production by 18%.

Increase reserves compared to previous year (absolute and on a debt-adjusted basis)	Excellent. Increased absolute proved reserves by 25% and debt adjusted reserves by 18%.

Deliver at least one new project that contains significant future investment potential

Good. In 2014, Cimarex continued to test an exploration concept begun in 2013, tested an exploration prospect in the Meramec formation in the Mid-Continent region, and implemented new completion techniques that enhanced recoveries in the existing Cana Woodford play in the Mid-Continent region.

Improve management of base property production

Excellent. Production growth in 2014 exceeded targets in each of Cimarex’s production regions. Cimarex’s Permian Basin operations benefited from improved compression runtimes, lift optimization and continued field-level focus. In the Mid-Continent region, the discovery and application of new well treatment techniques significantly improved well performance.

Continue improvement of drilling and completion performance and decrease in related costs

Fair. Through most of 2014, Cimarex encountered service cost increases as well as increased absolute costs driven, in part, by Cimarex’s increased well stimulation efforts. These efforts did result in increasing well performance, return on investment and total well cost.

Continue to focus on staffing and succession planning at all levels

Fair. Continued to make progress in the face of shortage of skilled manpower. Cimarex’s human resources department is working to identify core competencies that define Cimarex leadership, seek those competencies in new hires, and to identify and develop those competencies within Cimarex staff.

Emphasize and improve health, safety and environmental practices	Good. In 2014, Cimarex continued to emphasize safety and environmental responsibility at every level of the organization.

Develop five-year plan/capital model	Very Good. In 2014, Cimarex identified the resources necessary to execute its multi-year capital plan, including manpower, drilling rigs, stimulation crews, gathering systems, compression, electrification, water sourcing and disposal, and road infrastructure.

Prepare Delaware Basin Wolfcamp assets for development decision

•                  Conduct field experiments necessary to understand spacing

•                  Define needed infrastructure and put plans in place

•                  Develop a finance plan for development

Good. In 2014, Cimarex continued to make progress in its Wolfcamp development plans, including drilling several infill spacing pilot tests, building required infrastructure and incorporating required financing into our five-year plan.

The Committee’s independent compensation consultant recommended a pool for cash incentive awards for all NEOs of approximately $3.45 million, or 123% of the NEOs year-end 2014 salaries, based on the consultant’s review of the company’s achievement of the 2014 strategic and tactical goals, the consultant’s analysis of the prior year’s annual payouts of the Compensation Peer Group at the market 50th and market 70th percentiles (or between $3.45 million and $4.1 million), and the consultant’s review of reductions by other exploration and production companies in annual incentive awards due to commodity price and stock price drops.  Based principally on the achievement of the 2014 strategic and tactical goals and objectives while recognizing the sharp drop in oil and gas prices in the second half of 2014 and the uncertainty concerning when prices, and therefore the Company’s cash flow, might increase, the CEO recommended cash incentive awards for the other NEOs of 85% of their year-end 2014 salaries.  The Committee’s independent consultant concurred that the CEO’s recommendations were reasonable.  The Committee, after considering the achievement of the 2014 financial and operational objectives, the reduction in oil and gas prices and the impact on cash flow, and in consultation with its independent consultant, accepted the CEO’s recommendations, and the Board approved the Committee’s recommendations.

The Committee, with its independent consultant, and without management present, deliberated concerning the CEO’s annual cash incentive award.  Based on its analysis of the Company’s 2014 performance described above and the CEO’s leadership of the company and management of senior executives and other employees to achieve this performance, the Committee recommended and the Board approved a cash incentive award to the CEO of 85% of his base salary.  The Committee’s independent consultant concurred with this recommendation, and the total cash incentive awards to all NEOs of $2.38 million was below the recommendation of the compensation consultant of a reasonable pool of $3.45 million.  Following are the CEO and other NEO 2014 annual cash incentive awards:

Name	Cash Incentive Award	% of Year-End Base Salary

Thomas E. Jorden, CEO	$740,138	85%
Paul Korus, CFO	$413,236	85%
Joseph R. Albi, COO	$477,360	85%
Stephen P. Bell, EVP	$397,481	85%
John A. Lambuth, VP	$352,856	85%

Long-Term Equity Incentive Award Program

Our long-term equity incentive award program balances the short-term annual cash incentive program by focusing executive efforts on the activities and short-term results that lead to long-term shareholder value.  Each year the Committee grants equity awards of restricted stock to NEOs.

For grants made in December 2014, the number of shares that may be earned is determined by the relative stock price performance of Cimarex when compared to the stock price performance of companies in the S&P 500 Oil and Gas Exploration & Production Index (Stock Performance Peer Group).  See Competitive Positioning in this CD&A for a list of the companies in the 2014 Stock Performance Peer Group.  The 2014 Stock Performance Peer Group differed from the 2013 Stock Performance Peer Group by eliminating companies from the S&P 400 Oil and Gas Exploration & Production Index.  The Committee felt that because Cimarex was added to the S&P 500 Stock Index it was appropriate to limit the Stock Performance Peer Group to other S&P 500 oil and gas exploration and production companies.  The awards vest three years from the date of grant and are subject to a continuous service requirement.  A minimum of 50% of the shares granted and a maximum of 100% of the shares granted may be earned at the end of the three-year vesting period.  While the 2014 Equity Incentive Plan does not set a minimum vesting period, the Committee has set a three year vesting period for restricted stock awards to NEOs since the Committee began making restricted stock awards in 2006.

Dividends equivalent to those paid on Cimarex common stock are paid on 50% of the shares awarded, and dividends applicable to the remainder of the shares awarded are accrued and only paid on the shares earned following calculation of Cimarex’s relative stock price performance compared to companies in the Stock Performance Peer Group at the end of the performance period.  All of the shares subject to the award have the same voting rights as outstanding shares of Cimarex common stock.

For restricted stock awards made in December 2014, the total number of shares earned is determined by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in the Stock Performance Peer Group for the 30 trading days preceding the date of grant and the 30 trading days preceding the third anniversary of the grant.  The Committee ranks Cimarex and calculates its relative performance percentile.  Companies that are not in the Stock Performance Peer Group at both the beginning and the end of the performance period are not included in the calculation.  The following table illustrates shares that would be earned at various relative stock performance price percentiles (assuming 18 companies in the Peer Group).

Cimarex’s Rank Among Peer Companies	Percent of Award Vesting	Relative Stock Price Performance Percentile

1 through 5	100%	76-100%
6	94%	71%
7	89%	65%
8	83%	59%
9	78%	53%
10	72%	47%
11	67%	41%
12	61%	35%
13	56%	29%
14 through 18	50%	0-24%

Given Cimarex’s reduced emphasis on cash and other forms of compensation that is not “at-risk,” on December 10, 2014, the Committee granted long-term equity awards to the NEOs with a total grant date fair value of $19,821,506 based on competitive market data for companies in Cimarex’s Compensation Peer Group.  (Comparative data is obtained from public filings disclosing 2013 NEO compensation of companies in the Compensation Peer Group.)  See Competitive Positioning in this CD&A for a list of the companies in the Compensation Peer Group.  The Committee’s compensation consultant recommended awards with a value between the 75th and 90th percentiles when compared to companies in the Compensation Peer Group and supported grants in excess of this range if the Committee so determined because Cimarex outperformed its Compensation Peer Group based on total stockholder return for the periods from January 1, 2014 through November 28, 2014 and November 28, 2011 through November 28, 2014.  Cimarex was ranked at the highest percentile of the peer group for both periods.  The Committee approved awards at approximately the 90th percentile based on Cimarex’s total shareholder return compared to its Compensation Peer Group for these periods, the total direct compensation of our NEOs compared to our peer companies, Cimarex’s 2014 financial and operational performance, and the compensation consultant’s recommended range.  The actual value of the shares upon vesting in December 2017 will be based on Cimarex’s  relative stock performance compared to the other companies in the Stock Performance Peer Group as described above and Cimarex’s stock price at that time.

The Committee granted a total of 238,182 restricted shares to the NEOs (including the CEO).  The number of shares granted to each NEO was based on the relative individual roles and responsibilities.  Of the total number of shares granted to the NEOs (including the CEO), the Committee awarded 36.0% of the shares to Mr. Jorden, 17.5% of the total shares to Mr. Albi, 16.6% to Mr. Lambuth and 14.9% to each of Mr. Korus and Mr. Bell. The following table reflects the awards made by the Committee:

Name	No. of Shares Subject to Award	Grant Date Value of Long-Term Equity Incentive Award(1)

Thomas E. Jorden, CEO	85,839	$7,143,522
Paul Korus, CFO	35,477	$2,952,396
Joseph R. Albi, COO	41,738	$3,473,436
Stephen P. Bell, EVP	35,477	$2,952,396
John Lambuth, VP	39,651	$3,299,756

(1)            Represents an estimate of the fair value of the shares as of the grant date utilizing a Monte Carlo valuation technique as permitted by the guidance provided by FASB ASC Topic 718.  The estimated fair value is the aggregate compensation cost to be recognized over the service period based on the results of the Monte Carlo analysis.

2014 Vesting of NEO Equity Awards

On January 3, 2014, the performance period applicable to the January 3, 2011 NEO equity awards ended.  Cimarex’s relative stock price performance percentile was 48% at the end of the performance period, resulting in the vesting of 73% of the shares subject to the January 3, 2011 award.  The following table reflects the shares originally granted to each NEO and the number of shares that vested at the end of the three-year performance period:

Name	No. of Shares Granted January 3, 2011	No. of Shares Vested January 3, 2014

Thomas E. Jorden, CEO	47,863	34,940
Paul Korus, CFO	47,863	34,940
Joseph R. Albi, COO	47,863	34,940
Stephen P. Bell, EVP	47,863	34,940

The vesting of these awards and the value at vesting is also reported in 2014 Option Exercises and Restricted Stock Vesting table in this proxy statement.  Mr. Jorden was not the CEO and Mr. Lambuth was not a NEO at the time of the January 3, 2011 awards.  Mr. Lambuth’s service-based award that vested in 2014 is included in the 2014 Option Exercises and Restricted Stock Vesting table.

Elimination of Tax Gross Up Payments

In March 2013, the Board amended the Cimarex’s Change in Control Severance Plan to eliminate any participant’s right (including the right of any NEO) to a tax gross-up payment.

Cimarex’s Change in Control Severance Plan is the only plan that provided for a tax gross-up payment to a participant following a change in control if any payments received by the participant as a result of the change in control become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  See Potential Payments upon Change in Control or Termination for a more detailed description of this Plan.

Alignment of CEO Compensation to Total Shareholder Return (“TSR”)

Cimarex CEO Total Compensation Compared to Cimarex TSR

The following graph illustrates our CEO compensation compared to our TSR for the years 2010 through 2014.  Indexed TSR represents the cumulative total return of Cimarex stock for a five-year period based on a $100 investment at the start of the first year and reinvestment of all dividends.  The data for 2010 represents reported compensation for only F. H. Merelli, our former CEO.  The data for 2011 includes weighted compensation, including compensation for F. H. Merelli, who served as CEO for nine months in 2011, and compensation for Thomas Jorden, who served as CEO for three months in 2011.  Compensation for 2012, 2013 and 2014 represents only compensation for Thomas Jorden, Cimarex’s current CEO.  The table shows the value of the investment at the end of each year.

Relative CEO Total Compensation Compared to Relative TSR

The following graph depicts alignment of relative CEO compensation compared to relative TSR for the years ended December 31, 2011 through December 31, 2013.  The information is only provided through 2013 because 2014 CEO peer company compensation information is not publicly available at this time.  The companies used for the relative comparison are the companies in our Compensation Peer Group.  We have also included, as a point of reference, Cimarex’s CEO compensation for the years ended December 31, 2012 through December 31, 2014.

Multiple of Median CEO Compensation

The graph below reflects that Cimarex’s 2013 CEO total direct compensation represents 75% of the median CEO total direct compensation of companies in our Compensation Peer Group.  The information provided is for 2013 peer group CEO total direct compensation because 2014 CEO peer company compensation information is not publicly available at this time.  We have also included, as a point of reference, Cimarex’s 2014 CEO total direct compensation.

Early 2015 Compensation Decisions

2015 Annual Cash Incentive Award Goals

In December 2014, the Committee approved the following strategic goals and objectives that will apply to 2015 annual cash incentive awards that will be measured and paid in 2016:

2015 strategic goals:

o                 Achieve good return on invested capital.

o                 Manage the balance sheet.  As is prudently possible in reduced commodity price environment:

¡                 Increase debt adjusted production per share.

¡                 Increase debt adjusted reserves per share.

o                 Continue focus on staffing and succession planning at all levels.

o                 Keep five year plan continuously updated.

o                 Continue emphasis on health, safety and the environment.

2015 tactical goals:

o                 Further develop organizational capability for low cost, efficient resource play development.

o                 Be opportunistic for asset or corporate acquisition opportunities.

o                 Optimize drilling and completion costs.

o                 Bring new exploration project to a point where commerciality can be reasonably assessed.

o                 Be innovative in the down cycle.

The strategic and tactical measures and objectives have been clearly communicated to the NEOs.  At year end, the CEO will deliver a report of results to the Committee with respect to each goal and provide the CEO’s recommendation and the basis for the CEO’s recommendations for individual awards.  The Committee and its independent compensation consultant will review the CEO’s recommendations and accept or modify those recommendations.  The non-management members of the Board will consider the recommendations of the Committee.  Each NEO, including the CEO, has a target award equal to 100% of base salary and a maximum award of 200% of base salary; there is no minimum award.

SECTION 2

Our Compensation Framework

Objectives

Our principal business objective is to profitably grow our proved oil and gas reserves and production for the long-term benefit of shareholders.  The primary strategy we use to achieve this objective is to reinvest our cash flow from operations at a competitive rate of return.  Our executive compensation program is designed to retain and attract, when appropriate, the experienced professionals necessary to carry out this strategy.

Design

We design our executive compensation program to:

•                  Align performance incentives with the long-term interests of our shareholders.

We align the long-term interests of our executives with the long-term interests of our shareholders by paying a substantial portion of each executive’s total direct compensation in the form of performance-based equity awards.  The actual awards delivered are dependent upon relative TSR so that the more our shareholders benefit through shareholder returns compared to our Stock Performance Peer Group, the more our executives benefit through increased vesting of performance-based equity and the relative increase in stock price compared to our Stock Performance Peer Group.  Also, stock ownership guidelines encourage executives to have a meaningful ownership stake in Cimarex, further aligning the interests of our shareholders and our executives.

•                  Provide competitive total direct compensation opportunities that retain and attract, when needed, executive talent.

We provide compensation opportunities to our executives at levels that are competitive with equivalent positions at companies with which we may compete for talent.  In general, when we review base salary, long-term equity awards and total direct compensation, we reference the 50th and 75th percentiles of the relevant peer group.  Actual compensation earned by an executive may be outside this range based on company and individual performance and industry competition for talented executives.

•                  Link compensation earned to achievement of short-term and long-term financial and operational objectives.

We provide an annual incentive cash award opportunity that is designed to reward executive efforts for achievement of company financial and operational objectives.  Our long-term equity incentive awards are designed to encourage above average stock price performance and are structured to encourage retention of executives.

Principal Elements of Executive Compensation

We principally use three elements of executive compensation to carry out the design of our executive compensation program, collectively referred to as “Total Direct Compensation”:

➢	Base salary	Retain executive team and, when appropriate, attract other executives.

➢	Annual cash incentive award	Reward executives for short-term financial and operational results.

➢	Annual long-term equity award

Focus executive efforts on activities and short-term results that lead to long-term shareholder value.  We use time-vested restricted stock for retention and performance measures based on relative TSR to align executives’ interests with the interests of shareholders.

Competitive Positioning

In support of our compensation objectives, we reference the 50th and 75th percentiles of a peer group of companies to determine an appropriate total value and mix of pay for executives.  We look at individual NEO and total NEO Total Direct Compensation compared to individual NEO and total NEO Total Direct Compensation of companies in our Compensation Peer Group.  Because not all of our NEO positions are directly comparable to NEO positions of companies in our Compensation Peer Group, we believe that reviewing aggregate Total Direct Compensation of all NEOs provides an appropriate reference for comparative purposes.  The Compensation Peer Group is comprised of companies in the oil and gas industry with similar market capitalization and revenue.  The Committee annually reviews companies in this peer group.  The 50th and 75th percentiles are reference points only; we do not automatically compensate each executive at these levels.  Several variables, including individual and division performance, time in position, annual company performance and one- and three-year relative stock price performance influence the actual executive compensation decisions.

In May 2014, the Committee approved Cimarex’s Compensation Peer Group to be used for 2014 compensation decisions.  The companies included in the Compensation Peer Group at the time of selection are companies in our industry of similar size and scope of operations and similar market capitalization and revenue.  At the time of selection, the April 21, 2014 market capitalization of these companies ranged from $4.3 billion to $28.6 billion, and the trailing 12 months revenue as of April 21, 2014 ranged from $933 million to $4.8 billion.  For the comparable periods, Cimarex’s market capitalization was $10.5 billion and revenue was $2.0 billion.

2014 Compensation Peer Group

Peer Company	Peer Company
Cabot Oil & Gas Corporation	QEP Resources, Inc.
Concho Resources Inc.	Range Resources Corporation
Denbury Resources Inc.	SM Energy Company
Energen Corporation	Southwestern Energy Company
Newfield Exploration Company	Ultra Petroleum Corp.
Noble Energy, Inc.	Whiting Petroleum Corporation
Pioneer Natural Resources Company	WPX Energy, Inc.

Under our long-term equity incentive award program, we grant performance-based awards of restricted stock.  For grants made in December 2014, the performance measure used to determine the number of shares to be delivered upon vesting is Cimarex’s relative TSR when compared to companies in the S&P 500 Oil and Gas Exploration & Production Index (the “Stock Performance Peer Group”).  Grants made in December 2013 included the S&P 400 Oil and Gas Exploration & Production Index in the peer group.  Because Cimarex was added to the S&P 500 Stock Index in 2014, the Compensation and Governance Committee determined that it was appropriate to limit the Stock Performance Peer Group to the S&P 500 Oil and Gas Exploration & Production Index.

2014 Stock Performance Peer Group

S&P 500 Oil and Gas Exploration & Production Index

Anadarko Petroleum Corporation	EQT Corporation
Apache Corporation	Marathon Oil Corporation
Cabot Oil & Gas Corporation	Murphy Oil Corporation
Chesapeake Energy Corporation	Newfield Exploration Company
Cimarex Energy Co.	Noble Energy, Inc.
ConocoPhillips	Pioneer Natural Resources Company
Denbury Resources Inc.	QEP Resources, Inc.
Devon Energy Corporation	Range Resources Corporation
EOG Resources, Inc.	Southwestern Energy Company

Role of Compensation Consultant and Management in Compensation Decisions

Compensation Consultant

The Committee has engaged the firm of Longnecker & Associates (“Longnecker”) as its independent compensation consultant to fulfill the following responsibilities:

•                  Advise the Committee on management proposals, as requested.

•                  Undertake special projects at the request of the Committee.

•                  Participate in Committee meetings.

•                  Make recommendations concerning the Compensation Peer Group.

•                  Review the selected peer group and survey data for competitive comparisons.

•                  Provide market data and recommendations on NEO compensation.

The Committee has considered the independence factors adopted by the NYSE and has determined that its consultant, Longnecker, is independent within the meaning of the NYSE listing standards.

In 2014, as part of its ongoing services to the Committee, one or more representatives of Longnecker attended or participated by teleconference at four of the meetings of the Committee.  Longnecker provided the following services in 2014:

•                  Reviewed and provided input on the CD&A in the 2014 proxy statement.

•                  Attended February 25, 2014 Committee meeting and consulted with the Committee on annual cash incentive awards.

•                  Reviewed and made executive base salary recommendations.

•                  Made recommendations concerning the Compensation Peer Group.

•                  Conducted a market analysis of Board compensation.

•                  Provided an executive compensation analysis and recommended range for long-term equity grants.

The total amount of fees paid to Longnecker for 2014 services to the Committee was $117,250.  In addition, the Committee reimburses Longnecker for reasonable travel and business expenses.

Management

Our CEO and President is the principal management resource for compensation recommendations to the Committee with respect to the other NEOs.  The CEO (i) provides an annual assessment of Cimarex’s overall financial and operational performance, and (ii) subjectively evaluates individual NEO performance and recommends individual base salary adjustments, annual cash incentive awards, and long-term equity awards.  His subjective evaluations generally include factors such as scope of responsibility, contribution to company performance, technical competence, managerial skills and advancement potential.  The Committee considers the CEO’s recommendations in making Committee decisions regarding executive compensation.  The Committee exercises its discretion to accept, reject or modify these compensation recommendations.

Our Vice President of Human Resources acts as an informational resource to Longnecker and the Committee and compiles survey and other compensation data for their review.  The Committee, in consultation with Longnecker, reviews this information when making executive compensation and program design decisions.

Other Compensation Arrangements

Post-Employment and Employment Arrangements

All employees, including the NEOs, are covered by the Cimarex Change in Control Severance Plan.  The Plan provides for a “double trigger” so that payments are made only if (a) there is a change in control (as defined in the Plan) and (b) an employee is terminated for any reason other than “cause” (as defined in the Plan) within two years following a change in control.  In that event, the employee is entitled to (i) cash severance payments of two times annual salary and average cash incentive award, (ii) a pro-rata portion of annual cash incentive bonus for the current year, and (iii) continued medical, dental, disability and life insurance benefits for two years.  See Potential Payments upon Change in Control or Termination for a more detailed description of these benefits.  In addition, the 2014 Equity Incentive Plan, and the terms of employee equity award agreements provide for acceleration of vesting of outstanding equity awards upon the occurrence of a change in control.

Cimarex assumed the change in control provisions from the now-expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company.  The assumed portion of each agreement provides that if the executive is terminated without cause within two years following a change in control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive’s base salary at the time of the change in control.  Benefits payable under these agreements are forfeited if the executive receives benefits under any other change in control plan, including Cimarex’s Change in Control Severance Plan.  As a practical matter, the change in control benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated.  The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change in control event than those payable under the assumed agreements.

In 2010, prior to becoming an NEO, John Lambuth, Vice President-Exploration, entered into a retention agreement with Cimarex.  The agreement required Cimarex to make a payment of $600,000, less required withholdings, to Mr. Lambuth if he remained employed through June 1, 2014 or upon an earlier change in control (as defined in the Change in Control Severance Plan) or termination of Mr. Lambuth by Cimarex other than for cause.  This amount is included in the Summary Compensation table below under “All Other Compensation.”  No retention agreements currently are in place with Mr. Lambuth or any other NEO.

Retirement Benefits

Employees, including the NEOs, are eligible to participate in the Cimarex 401(k) defined contribution retirement plan.  Cimarex matches dollar-for-dollar employee contributions to the plan up to 7% of the employee’s cash compensation, subject to limits imposed by the Internal Revenue Code.  The Board is authorized to make profit-sharing contributions under the Plan and, in February 2015, the Board authorized a profit-sharing contribution of 2% of the gross 2014 cash compensation, subject to the IRS compensation limit, of eligible participants under the Plan.

In addition, eligible participants, including the NEOs, may participate in the Supplemental Savings Plan, which is a non-qualified deferred compensation plan that permits participants to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations for 401(k) plans.  See Compensation Tables, 2014 Nonqualified Deferred Compensation for information about contributions to the Supplemental Savings Plan.  The Committee administers this plan and designates who may participate.  Benefits are paid upon the later to occur of termination of employment or the time elected by the participant.  In the event of a change in control, each participant receives a lump sum cash payment of the amount allocated to his or her account.

Perquisites

We provide a limited number of perquisites (personal benefits) to our NEOs, including financial and estate planning and a medical reimbursement program.  The medical reimbursement program ended on December 31, 2014.  Our corporate aircraft is generally not available for personal use by any employee.  With the authorization of our CEO, however, the corporate aircraft may be used by an employee or a member of his/her family for medical purposes.  The incremental cost for non-business use of our corporate aircraft, if any, is disclosed in the Summary Compensation Table.  We use the Standard Industry Fare Level tables published by the Internal Revenue Service to determine the amount of compensation income that is imputed to the employee for tax purposes for personal use of corporate aircraft.  There was no non-business use of our corporate aircraft during 2014.

Other Compensation Policies

Total Pay Considerations

The Committee considers Total Direct Compensation at the time it makes a decision on any element of executive compensation.  The Committee also reviews the relationship of the CEO’s total compensation to the total compensation of each of the other NEOs.

Stock Ownership and Holding Requirements

Our Corporate Governance Guidelines require that each independent Director own Cimarex stock in an amount equal to three times his annual cash retainer.  In addition, the CEO is expected to own Cimarex shares in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary.  A newly elected Director or a newly appointed executive officer has three years from the date of his or her initial election or appointment to comply with the Guidelines.  Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership.  Shares subject to options are not counted.  Each of the independent Directors, the CEO and the other NEOs comply with these guidelines.

Clawback Policy

We have adopted a clawback policy providing that, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation related to the restatement and received during the three-year period preceding any such accounting restatement.  This policy applies to incentive-based compensation granted on or after June 1, 2012.  This clawback policy will be interpreted in the best judgment of the Committee in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE as contemplated by the Dodd-Frank Act.

Non-Hedging and Non-Pledging Policies

Our insider trading policy prohibits Directors, officers and designated employees from engaging in hedging or monetization transactions and other employees are strongly discouraged from engaging in such transactions.  Any other employee wishing to enter into such an arrangement must first submit the proposed transaction for approval by the compliance officer designated in the policy.  The policy also prohibits Directors, officers and employees from holding Cimarex stock in a margin account or pledging Cimarex stock as collateral for a loan.

Tax Law Considerations

The Committee considers the impact of applicable tax laws with respect to executive compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year.  There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements.  The performance-based portion of our restricted stock awards are the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit, provided additional requirements are met.  The Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis section of Cimarex’s 2015 proxy statement.  Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cimarex’s 2015 proxy statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE

L. Paul Teague, Chairman

Jerry Box

Hans Helmerich

David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2012-2014 compensation of our CEO, CFO and the three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp. (2)	All Other Comp. (3)		Total

Thomas E. Jorden	2014	$845,048	$—	$7,143,522	$—	$740,138	$56,776		$8,785,484
Chief Executive	2013	$751,616	$—	$4,785,000	$—	$1,620,000	$58,975		$7,215,591
Officer, President, and	2012	$672,000	$—	$2,549,445	$—	$800,000	$44,740		$4,066,185
Chairman of the Board
(CEO)

Paul Korus	2014	$480,169	$—	$2,952,396	$—	$413,236	$43,695		$3,889,496
Senior Vice President,	2013	$463,539	$—	$2,791,250	$—	$750,000	$48,440		$4,053,229
Chief Financial Officer	2012	$452,000	$—	$1,593,425	$—	$474,600	$48,232		$2,568,257
(CFO)

Joseph R. Albi	2014	$552,462	$—	$3,473,436	$—	$477,360	$54,187		$4,557,445
Executive Vice	2013	$523,077	$—	$3,190,000	$—	$930,000	$48,440		$4,691,517
President—Operations,	2012	$500,000	$—	$1,912,127	$—	$550,000	$83,692		$3,045,819
Chief Operating Officer

Stephen P. Bell	2014	$453,822	$—	$2,952,396	$—	$397,481	$45,358		$3,849,057
Executive Vice	2013	$428,654	$—	$2,791,250	$—	$750,000	$56,436		$4,026,340
President—Business	2012	$395,231	$—	$1,593,425	$—	$462,000	$59,786		$2,510,442
Development

John A. Lambuth
Vice President—	2014	$398,149	$—	$3,299,756	$—	$352,856	$643,695	(4)	$4,694,456
Exploration	2013	$368,654	$—	$2,791,250	$—	$645,000	$48,440		$3,853,344
	2012	$324,615	$—	$1,367,000	$—	$325,000	$42,637		$2,059,252

(1)      Represents the grant date fair value of the awards, which is an estimate of aggregate compensation cost to be recognized over the service period based on the probable outcome of the performance conditions and is an estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.  The awards are valued as market-based awards using the Monte Carlo simulation method assuming a target number of shares that would be issued because this is deemed to be the “probable” payout percentage at the time of grant consistent with the estimate of aggregate compensation cost to be recognized over the service period.  Actual payouts with respect to the awards can range from 50 percent to 100 percent of the award based on the relative ranking of the company’s TSR in comparison to the peer group over the three-year performance period.  If the company’s performance results in 100% of the award being paid, the grant date fair value of the maximum number of shares for each of the NEOs pursuant to the awards granted in 2014 based on the closing price of the company’s common stock on the December 10, 2014 date of grant would have been as follows:  Mr. Jorden $8,576,174; Mr. Korus $3,544,507; Mr. Albi $4,170,044; Mr. Bell $3,544,507; and Mr. Lambuth $3,961,536.

(2)      Amount reported for the year earned.

(3)      The following describes the components of other items of compensation, including any perquisite in excess of $10,000:

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Life Insurance Premiums	Total Other Compensation

Thomas E. Jorden, CEO
2014	$—	$40,200	$3,495	$56,776	(a)
2013	$—	$45,200	$3,240	$58,975
2012	$—	$41,500	$3,240	$44,740

Paul Korus, CFO
2014	$—	$40,200	$3,495	$43,695
2013	$—	$45,200	$3,240	$48,440
2012	$3,803	$41,500	$2,929	$48,232

Joseph R. Albi, COO
2014	$—	$40,200	$3,495	$54,187	(b)
2013	$—	$45,200	$3,240	$48,440
2012	$3,036	$41,500	$3,240	$83,692

Stephen P. Bell, EVP
2014	$1,663	$40,200	$3,495	$45,358
2013	$7,996	$45,200	$3,240	$56,436
2012	$14,808	$41,500	$3,478	$59,786

John A. Lambuth, VP
2014	$—	$40,200	$3,495	$643,695
2013	$—	$45,200	$3,240	$48,440
2012	$—	$39,743	$2,894	$42,637

(a)                 Mr. Jorden’s total other compensation includes $12,466 for medical reimbursements and $615 for reserved parking.

(b)                 Mr. Albi’s total other compensation includes $9,731 for medical reimbursements, $615 for reserved parking and $146 for estate planning.

(4)                 Includes a payment of $600,000 to Mr. Lambuth on June 1, 2014 pursuant to a retention agreement entered into with Mr. Lambuth in 2010, prior to his becoming a NEO, which was payable if Mr. Lambuth remained employed through June 1, 2014.

2014 GRANTS OF PLAN-BASED AWARDS

2014 Non-Equity Incentive Plan

The following table describes the target and maximum amounts of annual cash incentive awards for the NEOs and the actual award paid in March 2015 for 2014 services.  The non-equity incentive plan provides for no minimum (threshold) award.  The amounts listed in the Target column represent 100% of the year-end monthly base salary annualized.  The amounts listed in the Maximum column represent 200% of the year-end monthly base salary annualized.  See the description of our annual cash incentive award plan in Section 1, Compensation Discussion and Analysis.

	Estimated Future Payouts Under Non-Equity Incentive Plan
				Actual
				Award
				Paid in
Name	Threshold	Target	Maximum	March 2015

Thomas E. Jorden, CEO	$0	$870,750	$1,741,500	$740,138

Paul Korus, CFO	$0	$486,160	$972,320	$413,236

Joseph R. Albi, COO	$0	$561,600	$1,123,200	$477,360

Stephen P. Bell, EVP	$0	$467,625	$935,250	$397,481

John A. Lambuth, VP	$0	$415,125	$830,250	$352,856

2014 Equity Incentive Plan Awards

The following table provides information regarding the awards of restricted stock and options made to the CEO, CFO and other NEOs in 2014.  No option awards were made in 2014.  See Section 1, Compensation Discussion and Analysis, Long Term Equity Incentive Award Program, for more information about these awards.

		Award	Comp. Comm.	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock &
	Type of	Grant	Approval				Option
Name	Award(1)	Date	Date	Threshold(2)	Target(3)	Maximum	Awards(4)

Thomas E. Jorden, CEO	RSA	12/10/14	12/10/14	42,919		85,839	$7,143,522

Paul Korus, CFO	RSA	12/10/14	12/10/14	17,738		35,477	$2,952,396

Joseph Albi, COO	RSA	12/10/14	12/10/14	20,869		41,738	$3,473,436

Stephen Bell, EVP	RSA	12/10/14	12/10/14	17,738		35,477	$2,952,396

John Lambuth, VP	RSA	12/10/14	12/10/14	19,825		39,651	$3,299,756

(1)              RSA = Restricted stock (service-based and performance-based shares)

(2)              One-half of the total potential award will vest on completion of continuous service on the third anniversary of the grant date of the award.

(3)              Terms of the awards do not specify a targeted number of shares.  The number of shares that are earned depends on Cimarex’s stock price performance relative to peers and is not computed until the third anniversary of the grant date of the award.  See Long-Term Equity Incentive Award Program for the method of computing the number of shares that vest.  Cash dividends will be paid on the threshold number of shares during the vesting period and accrued during the vesting period on the remaining number of shares that are subject to measurement of relative TSR upon satisfaction of the continuous service requirement.

(4)              Represents an estimate of the fair value of the shares as of the grant date utilizing a Monte Carlo valuation technique as permitted by the guidance provided by FASB ASC Topic 718.  The estimated fair value is the aggregate compensation cost to be recognized over the service period based on the results of the Monte Carlo analysis.  The awards are valued as market-based awards assuming a target number of shares would be issued because this is deemed to be the “probable” payout percentage at the time of grant consistent with the estimate of aggregate compensation cost to be recognized over the service period.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	OPTION AWARDS				STOCK AWARDS

	Number of Securities Underlying				Equity Incentive Plan Awards That Have Not Vested
	Unexercised Options			Option
Name	Exercisable	Unexercisable	Option Exercise Price	Expiration Date	No. of Shares	Market Value of Unearned Shares(1)
Thomas E. Jorden, CEO	25,000	0	$55.96	9/30/2018	205,531 (2)	$21,786,286
Paul Korus, CFO	15,000	0	$55.96	9/30/2018	107,785 (3)	$11,425,210
Joseph R. Albi, COO	25,000	0	$55.96	9/30/2018	126,508 (4)	$13,409,848
Stephen P. Bell, EVP	25,000	0	$55.96	9/30/2018	107,785 (5)	$11,425,210
John A. Lambuth, VP	0	0	—	—	110,651 (6)	$11,729,006

(1)             The amount in this column reflects the closing market price of the stock as of December 31, 2014 ($106.00) multiplied by the number of shares reported in the previous column.

(2)             A minimum of 29,846 and a maximum of 59,692 shares could vest on May 18, 2015, between a minimum of 30,000 and a maximum of 60,000 shares could vest on December 12, 2016, and between a minimum of 42,919 and a maximum of 85,839 shares could vest on December 10, 2017.

(3)             A minimum of 18,654 and a maximum of 37,308 shares could vest on May 18, 2015, between a minimum of 17,500 and a maximum of 35,000 shares could vest on December 12, 2016, and between a minimum of 17,738 and a maximum of 35,477 shares could vest on December 10, 2017.

(4)             A minimum of 22,385 and a maximum of 44,770 shares could vest on May 18, 2015, between a minimum of 20,000 and a maximum of 40,000 shares could vest on December 12, 2016, and between a minimum of 20,869 and a maximum of 41,738 shares could vest on December 10, 2017.

(5)             A minimum of 18,654 and a maximum of 37,308 shares could vest on May 18, 2015, between a minimum of 17,500 and a maximum of 35,000 shares could vest on December 12, 2016, and between a minimum of 17,738 and a maximum of 35,477 shares could vest on December 10, 2017.

(6)             4,000 shares will vest on July 1, 2015, 4,000 shares will vest on July 13, 2016, 4,000 shares will vest on July 13, 2017, a minimum of 12,000 and a maximum of 24,000 shares could vest on September 13, 2015, a minimum of 17,500 and a maximum of 35,000 shares could vest on December 12, 2016, and between a minimum of 19,825 and a maximum of 39,651 shares could vest on December 10, 2017.

2014 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2014 OPTION EXERCISES		2014 STOCK VESTING
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas E. Jorden, CEO	—	$—	34,940	$3,511,470

Paul Korus, CFO	—	$—	34,940	$3,511,470

Joseph R. Albi, COO	—	$—	34,940	$3,511,470

Stephen P. Bell, EVP	—	$—	34,940	$3,511,470

John A. Lambuth, VP	—	$—	2,500	$356,525

2014 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information on the Supplemental Savings Plan (the “SSP”) contributions and earnings for our NEOs in each of the last three fiscal years.  Under the terms of the SSP, a participant may make an elective contribution to the SSP of an amount that exceeds the maximum amount permitted to be contributed to his account in the Cimarex 401(k) Plan (an “excess contribution”) provided that the excess contribution does not exceed the dollar limitation on elective deferrals under the Internal Revenue Code section 402(g) in effect on January 1 of the calendar year of deferral (2014 limitation was $17,500).  Cimarex will match 100% of the excess contributions up to 7% of a participant’s eligible compensation.  A participant may also elect to have up to 50% of his compensation and up to 100% of his bonus withheld from his compensation and allocated to his SSP account.  Cimarex does not match these contributions.

	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)

Thomas E. Jorden, CEO
2014	$17,500	$17,500	$327	$—	$615,042	(3)
2013	$17,500	$17,500	$173	$—	$580,126
2012	$17,000	$17,000	$207	$—	$545,364

Paul Korus, CFO
2014	$140,517	$17,500	$83,908	$—	$850,037	(3)
2013	$63,854	$17,500	$142,102	$—	$608,523
2012	$17,000	$17,000	$51,798	$—	$385,478

Joseph R. Albi, COO
2014	$17,500	$17,500	$30,552	$—	$491,853	(3)
2013	$17,500	$17,500	$73,828	$—	$426,712
2012	$17,000	$17,000	$35,895	$—	$318,296

Stephen P. Bell, EVP
2014	$17,500	$17,500	$321	$—	$611,434	(3)
2013	$17,500	$17,500	$38,093	$—	$576,524
2012	$17,000	$17,000	$65,201	$—	$503,842

John A. Lambuth, VP
2014	$17,500	$17,500	$18,916	$—	$404,818	(3)
2013	$17,500	$17,500	$33,445	$—	$351,313
2012	$17,000	$17,000	$24,466	$—	$283,280

(1)            The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)            The amounts reported in this column are included in the All Other Compensation column and footnote 3 thereto in the Summary Compensation Table.

(3)            The following table sets forth amounts included in the aggregate balance at December 31, 2014 that were reported as compensation to the NEO in the Summary Compensation Table for previous years.

Named Executive Officer	Amount of Previously Reported Compensation
Thomas E. Jorden, CEO	$513,875
Paul Korus, CFO	$469,589
Joseph R. Albi, COO	$323,405
Stephen P. Bell, EVP	$402,759
John A. Lambuth, VP	$275,269

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because NEO post-termination benefits are the same benefits available to all full-time employees.  Post-termination benefits are not included in the Committee’s analysis of total compensation.

We are obligated to make certain payments to employees, including our NEOs, or to accelerate the vesting of their equity awards pursuant to the following plans and agreements:

•                  Change in Control Severance Plan that covers all full-time employees, including the NEOs;

•                  2002 Stock Incentive Plan, 2011 Equity Incentive Plan and 2014 Equity Incentive Plan that govern all equity awards made to Directors and employees, including the NEOs;

•                  Change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex; and

•                  Supplemental Savings Plan.

Our change-in control arrangements keep our senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders regardless of whether those transactions may result in their own job losses.  Uncertainty created by a corporate transaction can create retention risk for a company.  In addition, change-in-control protection is often needed to retain and attract, when appropriate, the best talent because many of the companies with whom we compete for talent provide change-in-control protection.

We currently do not pay severance benefits nor do our equity award agreements provide for acceleration of equity awards upon the retirement of the NEOs.  Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

Change in Control

We are obligated under certain agreements to pay benefits upon a “change in control” event.  Cimarex’s definition of “change in control” as used in its 2002 Stock Incentive Plan, its 2011 Equity Incentive Plan and its 2014 Equity Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO are the same.  In summary, a change in control event means any of the following:

•                  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

•                  Members of our Board of Directors, or Directors nominated by those Directors, cease to constitute a majority of the directors during any period of twelve months.

•                  A reorganization, share exchange or merger unless (i) the shareholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the Board of the corporation resulting from the merger or reorganization were members of the Board at the time of executing the agreement to reorganize or merge.

•                  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following is a summary of those agreements that provide for payment to the NEOs in the event of a change in control event coupled with termination of employment without cause:

Change in Control – Termination Without Cause

Our Change in Control Plan provides for the payment of severance benefits to all active employees in the event of termination following a change in control.  In the event of a change in control, if an employee is terminated for any reason other than “cause” (as defined in the Plan) within two years following a change in control, that employee would be entitled to:

•                  Cash severance payments of up to two years’ salary and cash incentive award;

•                  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination; and

•                  Continued medical, dental, disability and life insurance benefits for two years.

We assumed from a predecessor company the change in control provisions from the now-expired employment agreements of each of Messrs. Albi, Bell, Jorden and Korus with such company.  Each agreement provides that if the executive is terminated without cause within two years following a change in control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive’s base salary at the time of the change in control.  Benefits payable under these agreements are forfeited if the executive receives benefits under any other change in control plan, including the Cimarex Change in Control Severance Plan.  As a practical matter, the change in control benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated.  The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change in control event than those payable under the assumed agreements.

Change in Control – No Termination

Our 2002 Stock Incentive Plan, our 2011 Equity Incentive Plan, and our 2014 Equity Incentive Plan  provide for acceleration of vesting of equity awards in the event of a change in control.

Termination of Employment

Death or Disability

The award agreements for grants of equity under the 2002 Stock Incentive Plan, and the provisions of the 2011 Equity Incentive Plan and 2014 Equity Incentive Plan, provide for acceleration of vesting of awards in the event of death or disability.  Benefits under the Supplemental Savings Plan also are paid upon death or disability.

Termination Without Cause

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

Estimated Benefits upon Various Termination Scenarios

Payments upon a change in control or termination of employment include various elements of compensation.  The elements of compensation that may be included in a change in control or severance payment are:

	(A)	(B)	(C)	(D)	(E)
	ANNUAL AVERAGE CASH COMPENSATION(1)	CASH INCENTIVE(2)	LONG TERM AWARD PAYOUT(3)	SUPPLEMENTAL SAVINGS(4)	OTHER BENEFITS(5)
Thomas E. Jorden, CEO	$3,956,802	$740,138	$17,640,026	$615,042	$72,233
Paul Korus, CFO	$2,106,944	$413,236	$9,704,493	$850,037	$70,630
Joseph R. Albi, COO	$2,482,899	$477,360	$11,385,550	$491,853	$56,160
Stephen P. Bell, EVP	$2,029,957	$397,481	$9,704,493	$611,434	$36,613
John A. Lambuth, VP	$1,764,659	$352,856	$9,808,883	$404,818	$66,343

(1)     Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2013 and 2014, as provided in the Change in Control Severance Plan.

(2)     Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)     Amount represents the value of accelerated vesting of restricted stock and options based upon the closing price of Cimarex’s common stock as of December 31, 2014 of $106.00 per share.

(4)     Amount represents estimated payments under the Supplemental Savings Plan.

(5)     Amount represents the estimated value of continued medical, dental, disability and life insurance benefits for two years as provided in the Change in Control Severance Plan.

The following table provides the estimated compensation and present value of benefits potentially payable to each NEO in the event of a change in control or termination under various circumstances.  The amounts shown assume that the termination or change in control occurred on December 31, 2014.  The actual amounts to be paid can only be determined at the time of the executive’s actual separation from Cimarex or the occurrence of a change in control.  Actual payments may be more or less than the amounts described below.  In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

The following describes potential payments to the NEOs in the event of a change in control or termination under various scenarios.  [Note that the alphabetical references in the headings refer to the element of compensation described above]:

NAME	TERMINATION WITHOUT CAUSE (D)(1)	TERMINATION AS A RESULT OF DEATH OR DISABILITY (C)(D)(1)	CHANGE IN CONTROL (No Termination) (C)(1)	TERMINATION ON CHANGE IN CONTROL (A+B+C+D+E)(1)

Thomas E. Jorden, CEO	$615,042	$18,255,067	$17,640,026	$23,024,240
Paul Korus, CFO	$850,037	$10,554,530	$9,704,493	$13,145,340
Joseph R. Albi, COO	$491,853	$11,877,403	$11,385,550	$14,893,823
Stephen P. Bell, EVP	$611,434	$10,315,927	$9,704,493	$12,779,978
John A. Lambuth, VP	$404,818	$10,213,701	$9,808,883	$12,397,559

(1)     The alphabetical code refers to the elements of compensation that may be included in a change in control or severance payment as described at the beginning of this section, Estimated Benefits upon Various Termination Scenarios.

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENTS

We have entered into an indemnification agreement with our Directors and certain officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers, to advance their expenses incurred as a result of a proceeding for which they may be indemnified, and to cover them under any Directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 2)

At the 2014 Annual Meeting of Shareholders, 96% of the votes cast were in favor of the advisory vote to approve executive compensation.  In addition to the advisory vote, as part of our regular shareholder engagement, we consider and discuss with shareholders a number of matters throughout the year, including executive compensation and governance.  The Compensation Committee carefully considers any feedback and routinely reviews executive compensation practices and governance.

The Compensation Committee considered the results of the advisory vote and the discussions with shareholders to convey our shareholders’ support of the Committee’s compensation decisions in 2013 and early 2014 and shareholders’ overall satisfaction with Cimarex’s executive compensation programs.  Consistent with this support, the Committee retained the core design of our executive compensation programs for the remainder of 2014, as it believes the programs continue to retain, attract, when appropriate, and appropriately incent senior management.

At the 2015 Annual Meeting of Shareholders, we will again hold an annual advisory vote to approve executive compensation.  The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback from shareholders through the course of such year.  A shareholder advisory vote will be held at the 2017 annual meeting to vote again on the frequency of the advisory vote to approve executive compensation, i.e., if the advisory vote should be held every one, two or three years.

Because your vote is advisory, it will not be binding upon the Board.  However, the Board values shareholders’ opinions, and the Committee will take into account the outcome of the vote when considering future executive compensation decisions.  The Board recommends that shareholders vote FOR the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Cimarex’s Named Executive Officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.

The Board of Directors unanimously recommends a vote FOR the advisory vote to approve executive compensation.

REPORT OF AUDIT COMMITTEE

The Audit Committee on behalf of the Board of Directors monitors (i) the integrity of the Company’s financial statements; (ii) the independent auditors’ qualifications and independence; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the appropriateness of the Company’s accounting policies; (v) the adequacy of the Company’s internal controls; (vi) the Company’s compliance with legal and regulatory requirements related to audit matters; and (vii) risk oversight. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.  All members of the Audit Committee meet the independence, experience and financial literacy requirements of the New York Stock Exchange, the Sarbanes Oxley Act and any rules or regulations promulgated by the Securities and Exchange Commission.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and the Audit Committee uses the Company’s internal audit department to assist with these responsibilities.

The Audit Committee reviewed Cimarex’s audited financial statements as of and for the year ended December 31, 2014 and met with both management and KPMG, Cimarex’s independent registered public accounting firm, to discuss those financial statements and the effectiveness of Cimarex’s internal control over financial reporting.  In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management.  The Audit Committee also discussed with KPMG any matters required by the PCAOB Auditing Standards No. 16, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex’s audited financial statements be included in Cimarex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE AUDIT COMMITTEE

Monroe W. Robertson, Chairman

Harold R. Logan, Jr.

Floyd R. Price

Michael J. Sullivan

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Cimarex filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Cimarex specifically incorporates the Audit Committee Report by reference.

RATIFICATION OF INDEPENDENT AUDITORS (ITEM 3)

The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for 2015.  Since October 1, 2002, KPMG LLP has served as our independent auditors.

We are asking that shareholders ratify the appointment of KPMG LLP as independent auditor.  If shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment.  A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as Cimarex’s Independent Auditors for 2015.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP for the audit of Cimarex’s annual financial statements for the years ended December 31, 2014 and December 31, 2013, and fees billed for other services rendered by KPMG LLP during those periods:

	Years Ended December 31,
	2014	2013
Audit Fees(1)	$1,142,844	$1,076,127
Audit-Related Fees(2)	$80,000	$0
Tax Fees(3)	$174,420	$175,056
All Other Fees	$0	$0

(1)     Audit fees were principally for audit work performed on the consolidated financial statements and internal controls over financial reporting.

(2)     Audit-related fees were principally for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, e.g., comfort letters and consents and assistance in responding to SEC comment letters.

(3)     Tax fees were principally for services related to tax compliance and reporting and analysis services.

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditors, subject to a specified range of fees.  The Audit Committee also may pre-approve specific services.  Certain non-audit services as specified by the SEC may not be performed by our independent auditors.  The Audit Committee may delegate pre-approval authority to one or more of its members.  In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting.  The services described in the above table were pre-approved by the Audit Committee in 2013 and 2014.

SHAREHOLDER PROPOSAL ON “PROXY ACCESS” (ITEM 4)

The following shareholder proposal (the “Comptroller Proposal”) has been submitted to the Company for action by the Comptroller of the City of New York as custodian and trustee of the New York City Employees’ Retirement System, New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “NYC Funds”), the beneficial owners of more than $2,000 in market value of the Company’s stock, Municipal Building, One Centre Street, Room 629, New York, New York 10007.  The affirmative vote of a majority of the shares voted at the meeting is required for the approval of the Comptroller Proposal. Our Board recommends that you vote Against this Proposal. The text of the Comptroller Proposal follows:

RESOLVED:  Shareholders of Cimarex Energy Co. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw.  Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below.  The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving.  This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)           have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)           give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)           certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c [sic]) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”).  The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value.  The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•                  Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•                  Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide.  (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v.2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Your Board Recommends You Vote Against This Proposal For The Following Reasons:

Cimarex is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors, fosters management accountability, and helps build public trust in Cimarex.  The Board has carefully considered this shareholder proposal and believes that its adoption is not in the best interests of Cimarex and its shareholders at this time.  The Board believes that any proxy access framework implemented by the Company as a permanent feature of its corporate governance should be developed in a deliberate, methodical fashion following extensive engagement with shareholders, review of marketplace developments and consideration of unintended consequences.   An appropriate framework for proxy access would carefully enhance the rights of significant, long-term shareholders without unduly risking the costs and distractions associated with encouraging unnecessary contests in director elections.  The Comptroller Proposal fails to strike such a balance.  Specifically, because this proposal (i) seeks an inappropriately low proxy access ownership threshold (3%); (ii) fails to expressly provide for reasonable limits on permitted aggregation or “grouping” of shares to meet the low ownership threshold, and (iii) contemplates an inordinately high fraction of the Board (25%) being available for proxy access candidates, it risks introducing a disruptive and potentially destabilizing dynamic into the Board election process - a particularly unjustified outcome given the significant extent to which our existing corporate governance structure promotes responsiveness and accountability to shareholders.

As described below, the Board intends to implement proxy access even if this proposal fails to pass - but on terms that we develop through further consultation with our shareholders and are more appropriate for the Company and much less likely to put shareholder value at risk.  Accordingly, shareholders should understand that the Comptroller Proposal is neither the only nor, in our view, the preferable path to achieving proxy access at Cimarex.

The Comptroller Proposal’s suggested proxy access framework could have significant adverse consequences.

Certain major shareholders have advised us that a 3% threshold is too low given the potential costs and disruption that could result from such a proxy access regime.  The Board concurs with this view.  Candidates placed directly into our proxy materials by holders or unlimited groups of holders of as little as 3% of our outstanding shares, who would only need to win a plurality of votes to be elected in a contested election, may serve the special interests and particular agendas of those holders and fail to represent the best interests of the Company and its shareholders as a whole.  Unlike the exclusively independent members of the Nominating Committee, who owe fiduciary duties to all of our shareholders when recommending director candidates, a shareholder making a nomination through the proposed proxy access process, or soliciting an unlimited number of shareholders to reach an already low 3% threshold (in essence conducting a proxy contest to conduct a proxy contest) has no fiduciary obligations to other shareholders and may cause the Company to undertake considerable expense and look to serve only the proposing shareholder’s own interests.  The Board believes the low proxy access ownership threshold, absence of a specified cap on aggregation and high permissible percentage of proxy access candidates contemplated by this proposal do not adequately protect the Company and its shareholders from this significant risk.

The proposal reflects a “one size fits all” approach to proxy access, failing to recognize that Cimarex’s current governance practices and structure already ensure the Board is accountable to shareholders.

The Board notes that the NYC Funds submitted a substantially identical version of this proposal to dozens of companies, thereby failing to draw any distinction between the specific circumstances and governance profiles of each individual company.  The Comptroller Proposal therefore takes no account of the fact that our shareholders already have several avenues to voice their opinions to, and influence, the Board and that our corporate governance structure provides for accountability and responsiveness to shareholders.  For example, our current governance includes the following highlights:

•                  Active shareholder engagement program

•                  Majority-independent board of directors (8 of 10) with fully independent standing board committees

•                  Independent lead director

•                  Majority voting director resignation policy

•                  Directors with diverse skill sets and experiences

•                  Annual board and committee self-evaluations and annual board education

•                  Outside consultant review of Board skills

•                  Board and committee-level risk oversight programs

•                  Clawback policy

•                  Non-hedging and non-pledging policies

•                  Director and management stock ownership guidelines

•                  No tax gross ups

In addition to accountability, our governance policies and practices provide shareholders with the ability to effectively voice their opinions to the Board.  Our shareholders are able to:

•                  propose director nominees to the Nominating Committee;

•                  communicate directly with the Board or with the directors serving on the Board;

•                  nominate directors pursuant to the Company’s bylaws and solicit proxies for director nominees under federal proxy rules;

•                  submit proposals for consideration at an annual meeting and for inclusion in the Company’s proxy statement, subject to certain conditions and Securities and Exchange Commission rules; and

•                  express their views on our executive compensation program through our annual “Say on Pay” vote.

Moreover, the Company has an active program of engagement with shareholders.  We seek out the views of shareholders regularly with respect to important matters involving governance and operations, including proxy access.  We believe that the minimal eligibility requirements and significant proportion of the Board availability for proxy access candidates contemplated by the Comptroller Proposal are disproportionate and inappropriate for a Company with existing policies and procedures as robust as ours to ensure Board accountability to shareholders.

The Board currently intends to implement an appropriate, reasonable form of proxy access following further review of marketplace developments and consultation with our shareholders, and such form may differ from the proxy access construct advanced by the NYC Funds.

Even if, as the Board recommends, the Company’s shareholders choose not to approve the Comptroller Proposal, the Board would still continue to engage with shareholders regarding proxy access.  Subject to shareholder feedback and garnering support of a broad range of shareholders, the Board intends to develop bylaw amendments implementing a reasonable proxy access framework that the Board believes is in the best interests of the Company and the shareholders.   The Board believes that a proxy access provision needs to be tailored to the company and its circumstances and that such a provision must not be susceptible to abuse or misuse that would put shareholder value at risk.  Based on feedback already received from major shareholders and the Board’s analysis of the benefits and risks of proxy access, the Board currently believes that a proxy access framework with a 4% required ownership threshold (such threshold to be met either by an individual shareholder or a group of up to 15 shareholders), a three-year required holding period and up to 20% of the Board available for proxy access candidates could be appropriate for the Company.  Subject to further consultation with shareholders and review of corporate governance developments and on-going evolution of best practices, the Board’s intention would be to develop and implement a proxy access provision in the ensuing year.  Implementing a carefully considered proxy access framework - one that would be specifically tailored to the Company’s own needs and shareholder base as opposed to those of a one-size-fits-all agenda - will enhance our shareholders’ rights while seeking to mitigate the disproportionate risks of disruption of the Board’s functioning that we believe are posed by the Comptroller Proposal.

For the foregoing reasons, we believe that the Comptroller Proposal is unnecessary, involves the risk of considerable harm to our Company and is not in the best interests of our shareholders.  Therefore, the Board recommends you vote AGAINST this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC.  Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2014.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com.  Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our employees, including accounting, internal accounting controls or auditing issues, may, in an anonymous manner, communicate that concern by calling our hotline, 1-866-519-1898.  The hotline is available 24 hours a day, seven days a week.  Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CIMAREX ENERGY CO. The undersigned appoints Thomas E. Jorden and Francis B. Barron as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Shareholders to be held at the Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203, on May 14, 2015, at 9:00 a.m., Mountain Daylight Time, or any adjournment thereof. For participants in the Cimarex 401(k) Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 11, 2015, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants. (Continued, and to be marked, dated and signed, on the other side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 14, 2015. The Proxy Statement and our 2014 Annual Report to Shareholders are available at: http://www.allianceproxy.com/cimarex/2015

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. CONTROL NUMBER NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.  Signature  Signature (if held jointly) Date:  , 2015 Please mark your votes like this x THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED UNDER ITEM 1 AND “FOR” ITEMS 2 AND 3, AND “AGAINST” ITEM 4. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The Board of Directors recommends a vote FOR all the nominees listed below: 1. Election of two Class I directors: FOR AGAINST ABSTAIN (01) Joseph R. Albi o o o (02) Michael J. Sullivan o o o The Board of Directors recommends you vote FOR the following Items: FOR AGAINST ABSTAIN 2. Advisory vote to approve executive compensation o o o 3. Ratify the appointment of KPMG LLP as our independent auditors for 2015 o o o The Board of Directors recommends you vote AGAINST the following Item: 4. Shareholder proposal on “proxy access” o o o CIMAREX ENERGY CO. As a shareholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 13, 2015. The Board of Directors recommends a vote “FOR” all the nominees listed under Item 1 and “FOR” Items 2 and 3, and “AGAINST” Item 4. I plan on attending the meeting o CONTROL NUMBER